Exhibit 10.1

OFFICE LEASE AGREEMENT

BETWEEN

CELEBRATION POINTE OFFICE PARTNERS II, LLC,
a Florida limited liability company, Landlord

AND

SHARPSPRING TECHNOLOGIES, INC.
a Delaware corporation,
Tenant

FOR

CELEBRATION POINTE

Gainesville, Florida

Dated: April 18, 2018

EXHIBITS

Exhibit A -	Site Plans (A-1 = Project; A-2 = Building)
Exhibit B -	Rules and Regulations
Exhibit C -	Form of Commencement and Expiration Date Declaration Exhibit D-Intentionally Deleted
Exhibit E -	Description of Landlord’s Work – “Turnkey Condition”
Exhibit F -	Form of Subordination, Non-Disturbance and Attornment Agreement

OFFICE LEASE AGREEMENT

This OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of this   day of April, 2018 (being the “Effective Date” as defined in Section 21.17 below), by and between CELEBRATION POINTE OFFICE PARTNERS II, LLC, a Florida limited liability company (“Landlord”), and SHARPSPRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

SUMMARY OF CERTAIN PROVISIONS

The following references furnish data to be incorporated in the specified Sections of this Lease and shall be construed to incorporate all of the terms of the entire applicable Section as fully set forth in this Lease:

1.
Building Address: 5001 Celebration Pointe Avenue, Gainesville, Florida.

2.
Premises: Approximately 25,000 rentable square feet of Class A office space located on the third (3rd) and fourth (4th) floors of Office Building 5001 that will be more particularly depicted on a space plan that will be prepared pursuant to Section 4.4(b). The Premises do not include the area above dropped ceilings (if applicable), below the upper surface of floor slabs or the areas outside of the inner surface of walls and plate glass.

Usable Area of the Premises:

■
3rd Floor = 7,820 square feet; and

■
4th Floor = 16,468 square feet.

Rentable Area of the Premises including load factor:

■
3rd Floor with 12% load factor = 8,758 square feet; and

■
4th Floor with 9% load factor = 17,950 square feet.

Rentable Area of Building 5001: 85,357 square feet.

3.
Delivery Date/Rent Commencement: The Premises are available immediately for Tenant build out. Tenant’s Minimum Rent shall commence the date upon which Tenant takes possession of and occupies all or any part of the Premises for normal business activities.

4.
Initial Lease Term: A ten (10) year initial term.

5.
Renewal Option Term: After the Initial Lease Term, Tenant shall have the option to renew the lease for five (5) years in incremental one-year periods, in each case by providing written notice at least one-hundred and eighty (180) days in advance of the end of the then current lease term. Such renewals shall include an increase of Minimum Rent of 2.5% per year on as-is basis.

6.
Expiration Date: The last day of the calendar month that is ten (10) years following the Commencement Date unless extended pursuant to Section 2.2(b).

7.
[Intentionally deleted.]

8.
Minimum Rent: [Section 3.1] Minimum Rent, as further described in Section 3.1, is comprised of a “Rental Element” and a “CAM Element,” as further set forth in the following table:

Lease Year	Rental Element (PSF per year)	CAM Element (PSF per year)	Minimum Rent (PSF per year)	Estimated Rentable Area of Premises	Annual Minimum Rent	Monthly Minimum Rent
1	$17.00	$6.16	$23.16	26,708	$618,557.28	$51,546.44
2	$17.00	$6.16	$23.16	26,708	$618,557.28	$51,546.44
3	$18.00	$6.16	$24.16	26,708	$645,265.28	$53,772.11
4	$18.00	$6.16	$24.16	26,708	$645,265.28	$53,772.11
5	$19.00	$6.16	$25.16	26,708	$671,973.28	$55,997.77
6	$19.00	$6.16	$25.16	26,708	$671,973.28	$55,997.77
7	$20.00	$6.16	$26.16	26,708	$698,681.28	$58,223.44
8	$20.00	$6.16	$26.16	26,708	$698,681.28	$58,223.44
9	$21.00	$6.16	$27.16	26,708	$725,389.28	$60,449.11
10	$21.00	$6.16	$27.16	26,708	$725,389.28	$60,449.11

Minimum Rent does not include Taxes or Insurance Costs. As further provided in Article III of this Lease, Tenant shall be responsible for paying Tenant’s Share of Taxes and Insurance Costs.

9.
Rent Payment Address: [Section 3.7]

Celebration Pointe Office Partners II, LLC
2579 SW 87th Drive
Gainesville, FL 32608
Attention: Svein H. Dyrkolbotn
Landlord’s FEIN: 47-3795681

10.
Permitted Use: For office use and related ancillary uses to support Tenant’s daily operations; provided that all such uses shall comply with applicable laws, codes, regulations and matters of record. [Section 5.1]

11.
Broker(s): Front Street Commercial Real Estate Group, representing Landlord and Tenant [Section 21.5]

12.
Minimum Rent includes Common Area maintenance costs (represented by the “CAM Element” set forth in Paragraph 8 above) but does not include Taxes or Insurance Costs. As further provided herein, Tenant shall be responsible for paying Tenant’s Share of Taxes and Insurance Costs.

(i)
Tenant shall be responsible for electrical and janitorial services inside the Premises. Landlord shall be responsible for electrical and janitorial services throughout the Common Areas.

(ii)
As further provided in Section 3.9, Tenant shall be responsible for the payment of sales and use tax.

(iii)
Tenant shall be responsible for supplying its own furniture, fixtures and furnishings; telephone and internet services.

ARTICLE I

INTRODUCTORY PROVISIONS

Section 1.1. References and Conflicts. References to Sections appearing in the Summary of Certain Provisions are to designate some of the other locations in this Lease where additional provisions applicable to the particular items within the Summary of Certain Provisions appear. Each reference in this Lease to any item within the Summary of Certain Provisions shall be construed to incorporate all of the terms provided for under such provision and shall be read in conjunction with all other provisions of this Lease applicable thereto. If there is any conflict between the terms contained in the Summary of Certain Provisions and any other provisions of this Lease, the latter shall control. The Summary of Certain Provisions is incorporated by this reference into this Lease.

Section 1.2. Exhibits. The following drawings and special provisions are attached to this Lease as exhibits and are hereby made a part of this Lease:

Exhibit A -	Site Plans (A-1 = Project; A-2 = Building)
Exhibit B -	Rules and Regulations
Exhibit C -	Commencement and Expiration Date Declaration Exhibit D-Intentionally Deleted
Exhibit E -	Description of Landlord’s Work
Exhibit F -	Subordination Non-Disturbance and Attornment Agreement

Section 1.3. General Definitions. In addition to the terms defined in the Summary of Certain Provisions, the following terms, whenever used in this Lease with the first letter of each word capitalized, shall have only the meanings set forth in this Section 1.3, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease:

(a)           “Additional Rent” means all amounts other than Minimum Rent due and owing to Landlord under this Lease including, without limitation, Tenant’s Share of Taxes and Insurance.

(b)            “Common Areas” mean all areas, facilities and improvements (as the same may be enlarged, reduced, replaced, removed or otherwise altered by Landlord) from time to time made available in the Project by Landlord under Section 2.1 of this Lease for the non-exclusive common use of occupants of the Project, including Tenant, its agents, employees and invitees. The Common Areas shall include, without limitation, lobbies (at ground level or otherwise), mail rooms, parking areas, decks and facilities, sidewalks, stairways, escalators, conduits, elevators, service corridors, fire corridors, seating areas, truck ways, ramps, loading docks, delivery areas, landscaped areas, park areas, hardscape elements (including fountains), retention/detention areas, park areas, package pickup stations, public restrooms and comfort stations, access and interior roads, retaining walls, drainage systems, bus stops and lighting facilities. Notwithstanding anything in the foregoing to the contrary, the Common Areas shall not include any stairways, ramps, loading docks or delivery areas included in the Premises, if any, or in the premises of any occupant of the Project and intended for such occupant’s exclusive use.

Subject to Landlord’s right to change or alter any of the Common Areas, Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use the Common Areas in common with others, subject to reasonable rules of general applicability to tenants and other occupants and users of the Project from time to time made by Landlord of which Tenant is given notice.

(c)           “Force Majeure” means a material delay beyond the reasonable control of the delayed party caused by labor strikes, lock outs, industry wide inability to procure materials, extraordinary restrictive governmental laws or regulations (such as gas rationing), mass riots, war, military power, sabotage, material fire or other material casualty, Severe Weather, or an extraordinary and material act of God (such as a tornado or earthquake), but excludes inadequacy of insurance proceeds, litigation or other disputes, financial inability, lack of suitable financing, delays of the delayed party’s contractor and failure to obtain approvals or permits unless otherwise caused by an event of Force Majeure. “Severe Weather” means weather that a reasonable person would find unusual and unanticipated at the time of the scheduling of the activity based on recent weather patterns for the period in question that actually results in delay, provided that the delayed party delivers to the other party, upon request, reasonable documentation from an unbiased weather authority substantiating such claim. If either party hereto is delayed or hindered in or prevented from the performance of any obligation required hereunder by Force Majeure, the time for performance of such obligation shall be extended for the period of the delay, provided that Force Majeure shall not excuse prompt and timely payments when due under this Lease or other delays that are explicitly excluded from Force Majeure hereunder.

(d)           “Lease Year” means the twelve (12) month period beginning on the first day of the month immediately following the Commencement Date and terminating on the last day of the same month of the succeeding year, and each successive twelve (12) month period thereafter during the Term. The period of time, if any, between the Commencement Date and the first day of the month immediately following the Commencement Date shall be considered to be a part of the first Lease Year.

(e)           “Tenant Delay(s)” shall have the meaning attributed thereto in Exhibit E.

(f)           “Tenant’s Share” means a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building.

(g)           “Insurance” shall mean all insurance carried and maintained by Landlord with respect to the Building including, without limitation, those coverages described in Section 9.1 hereof.

(h)           “Insurance Costs” shall mean all premiums and other amounts paid or incurred by Landlord for Insurance.

(i)           “Interest” means the Prime Rate reported in the Money Rates section of The Wall Street Journal on the twenty-fifth (25th) day of the month preceding the date upon which the applicable obligation is incurred plus three percent (3%).

(j)            “Office Building” or “Building” means the office building known as Building 5001 as identified on the site plan that is attached as Exhibit A-2 to this Lease.

(k)           “Project” means the mixed-use center located in Gainesville, Alachua County, Florida, and known as “Celebration Pointe” or such other name as Landlord may designate from time to time. The Project is further shown and delineated on the site plan attached hereto as Exhibit A-1.

(l)            “Rent” means Minimum Rent and Additional Rent.

(m)           “Rentable Area” means rentable square footage, whether or not actually leased or occupied, measured per the 1996 BOMA standards with a load factor of 12% on the third (3rd) floor and 9% on the fourth (4th floor).

The amount of Minimum Rent set forth in Paragraph 8 of the Summary of Certain Provisions is based upon the Rentable Area of the Premises. Upon substantial completion of construction of Tenant’s Work (as defined in Section 4.1 below), the Rentable Area of the Premises shall be determined by Landlord’s architect. If the measured Rentable Area of the Premises is more than one percent (1%) different than the Rentable Area of the Premises set forth in Paragraph 2 of the Summary of Certain Provisions, then prior to the Commencement Date the Rentable Area of the Premises shall be adjusted accordingly and Minimum Rent shall be calculated using the Rentable Area of the Premises as adjusted; provided, however, that in no event shall the Rentable Area of the Premises be 3% more than the Rentable Area of the Premises set forth in Paragraph 2 of the Summary of Certain Provisions for purposes of calculating Minimum Rent. Promptly after the Commencement Date, Landlord and Tenant shall execute and deliver a written declaration in the form attached hereto as Exhibit C. Landlord shall have the right to adjust the Rentable Area of the Office Building once completed; provided, however, that Tenant’s Share shall not increase due to any such adjustments.

(n)            “Rentable Area of the Premises” means the amount of space upon which Rent is payable under this Lease as set forth in Paragraph 2 of the Summary of Certain Provisions.

(o)            “Retail Area” means the retail portion of the Project.

(p)             “State” means the State of Florida.

(q)            “Taxes” shall mean and include all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments and interest thereon whenever the same may be payable in installments), transit taxes, leasehold taxes or taxes based upon the receipt of rent, including sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, which may be levied or assessed by, or are payable to, any lawful authority during or with respect to any calendar or fiscal year falling in whole or in part during the Term because of or in connection with the ownership, leasing and operation of the Building. Taxes shall also include, without limitation, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, for or as a supplement to any assessment, tax, fee, levy or charge previously included within the definition of Taxes. All such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges and service payments in lieu of Taxes shall be included within definition of Taxes. Tax refunds shall be deducted from Taxes in the year they are received by Landlord, but if such refund shall relate to Taxes paid in a prior year of the Term, and the Lease shall have expired, Landlord shall mail Tenant’s Share of such net refund (after deducting expenses and attorneys’ fees), up to the amount Tenant paid towards Taxes during such year, to Tenant’s last known address. Taxes shall not include: (a) any net income, excise, profits (other than a tax on gross profits), estate, gift, franchise, or capital stock tax or assessment upon Landlord; and (b) any fine, penalty, cost or interest for any tax or assessment, or part thereof, which Landlord failed to timely pay (except if same are imposed by reason of Tenant’s default hereunder). For purposes of reimbursements by Tenant to Landlord according to Section 3.3, “Taxes” shall be based on ad valorem real estate taxes that include the maximum early payment discount.

(r)           “Underlying Documents”. The terms, conditions and provisions of this Lease and the rights of the parties hereto are subject to all matters of public record, public or private restrictions affecting Landlord or the Building, and all applicable governmental rules and regulations, and are subject to and subordinate to that certain Master Declaration of Easements, Covenants and Restrictions for Celebration Pointe executed by Celebration Pointe Holdings, LLC, recorded in the Public Records of Alachua County, Florida, as amended from time to time (the “Declaration”). Tenant agrees to comply with the provisions of the Declaration and any other recorded or unrecorded documents affecting the Building (collectively, the “Underlying Documents”). Landlord represents and warrants that the Permitted Use does not violate any restrictions, terms or conditions of the Declaration. Landlord warrants and represents that, as of the Effective Date, Landlord has provided Tenant with true, correct and complete copies of the Underlying Documents. Landlord covenants that it will provide Tenant with true, correct and complete copies of any amendments of the Underlying Documents during the Term.

ARTICLE II

GRANT AND TERM

Section 2.1.  Premises. Landlord, in consideration of the Rent to be paid and the covenants to be performed by Tenant, does hereby lease and demise to Tenant, and Tenant hereby rents and hires from Landlord, for the Term, the Premises. Landlord shall have and hereby reserves the right at its reasonable discretion, at any time and from time to time during the Term, to (i) redesignate, modify, alter, expand, reduce and change the Common Areas including, without limitation, the area, level, location and arrangement of all parking areas, decks, roadways and driveways; and (ii) make alterations or additions to, and build additional stories on, the buildings in the Retail Area and to construct other buildings and improvements of any type in the Project for lease to tenants or for such other uses as Landlord desires, including the right to locate and/or erect thereon permanent or temporary kiosks and structures; and (iii) exclude from the Common Areas such building areas and related areas as Landlord shall designate. If Landlord elects to enlarge the Project, any additional area may be included by Landlord in the definition of the Project. Landlord shall also have the general right from time to time to include within and/or to exclude from the defined Project any existing or future areas, subject to the foregoing limitations. In exercising its rights in this subsection, Landlord shall (i) conform to the requirements of the Underlying Documents, (ii) not change the Common Areas or any other components of the Project in a manner that limits or reduces Tenant’s right to use them or reduces their quality, (iii) not change the parking provided pursuant to Section 6.4, (iv) not adversely affect the views from the Premises, (v) not materially and adversely limit or reduce access to and from public roads adjoining the Project, and (vi) not increase Minimum Rent or Tenant’s Share. This Lease is subject to all applicable building restrictions, planning and zoning ordinances, governmental rules and regulations, existing underlying leases, and all other encumbrances, covenants, restrictions and easements affecting the Project.

Section 2.2.                   Term.

(a)           Term. The initial term of this Lease (the “Initial Term”) shall commence on the Commencement Date and, unless sooner terminated as hereinafter provided, shall end on the Expiration Date, as such dates are respectively specified in the Summary of Certain Provisions. The Initial Term and any Option Periods are collectively referred to as the “Term” in this Lease. Landlord shall deliver the Premises to Tenant in accordance with Section 4.2 herein.

(b)           Option Periods. Provided that Tenant is not then in default hereof beyond any applicable notice and cure periods, Tenant shall have the option (each an “Option”) to extend the Term for the Option Periods identified in the Summary of Certain Provisions. Each Option shall be exercised, if at all, by written notice to Landlord at least one hundred eight (180) days prior to the expiration of the Initial Term or the then- current Option Period, as applicable. All terms and conditions contained herein shall apply during the Option Periods except that Minimum Rent shall change as set forth below. If Tenant does not exercise the foregoing Options to renew this Lease within the required time periods, then such Options shall become null and void and be of no further force or effect. Beginning on the first day of each Option Period, if exercised, Minimum Rent shall be payable in the amount of Minimum Rent as of the last day of the prior period plus an increase of 2.5%.

ARTICLE III

RENT

Section 3.1 Minimum Rent. During the Initial Term, Tenant shall pay annual minimum rental (“Minimum Rent”) for the Premises in the amount set forth in the Summary of Certain Provisions, which sum shall be payable by Tenant in equal consecutive monthly installments in the amount set forth in the Summary of Certain Provisions, without demand. The first installment of Minimum Rent shall be paid in advance on the Commencement Date. If the Commencement Date occurs on a day other than the first day of a month, the first installment of Minimum Rent shall be prorated at a daily rate based on the number of days in such month.

Section 3.2 Insurance. In addition to any Minimum Rent payable under Section 3.1 above, Tenant shall pay as Additional Rent in accordance with Section 3.4, at the same time as payments of Minimum Rent are due, Tenant’s Share of Insurance Costs incurred by Landlord.

Section 3.3 Taxes. In addition to any Minimum Rent payable under Section 3.1 above, Tenant shall pay as Additional Rent in accordance with Section 3.4, at the same time as payments of Minimum Rent are due, Tenant’s Share of Taxes incurred by Landlord for the Building. The expiration or termination of this Lease shall not affect the obligations of Tenant and rights of Landlord pursuant to Section 3.2 or 3.3 which remain to be performed after such expiration or termination, Landlord and Tenant agreeing that said obligations and rights shall survive such expiration or termination.

Section 3.4 Installments of Insurance and Taxes. With each payment of Minimum Rent, Landlord may require Tenant to pay one-twelfth (1/12th) of the estimated amount of Insurance Costs and Taxes for the applicable calendar year. Landlord will provide Tenant with a good faith estimate of Tenant’s Share of Insurance Costs and Taxes at least forty-five (45) days in advance of the end of each calendar year. If Landlord has not furnished Tenant an estimate for any given calendar year, Tenant shall continue to pay on the basis of the prior calendar year’s estimate until the month after such estimate is given. Landlord’s estimate of Insurance Costs and Taxes for the initial calendar year of the Term is $2.84 per square foot per year (comprised of an estimated $0.34 per square foot per year for Insurance Costs and an estimated $2.50 per square foot per year for Taxes).

Section 3.5 True-Up of Insurance and Taxes. Landlord shall, within no more than ninety (90) days after each calendar year during the Term, provide Tenant a statement of such year’s actual Insurance cost and Taxes, including a copy of the invoices for Insurance and the tax bill. If actual Insurance Costs and/or Taxes are greater than the estimated amounts theretofore paid by Tenant, Tenant shall pay Landlord within thirty (30) days after receipt of such statement Tenant’s Share of the difference thereof. If actual Insurance Costs and/or Taxes are less than the estimated amounts theretofore paid by Tenant, Landlord shall, at Landlord’s option, either refund the excess to Tenant within thirty (30) days after the delivery of such statement or provide Tenant a credit against Rent in an amount equal to such excess.

Section 3.6 Treatment of Taxes and Insurance for Partial Years. For partial calendar years during the term of this Lease, the amount of Insurance and Taxes payable that is applicable to that partial calendar year shall be prorated based on the ratio of the number of days of such partial calendar year falling during the term of this Lease to 365.

Section 3.7 Payment of Rent. Minimum Rent and Additional Rent shall be paid to Landlord, in advance, on or before the first day of the Term hereof and on or before the first day of each and every successive calendar month thereafter during the Term of this Lease, at the Rent Payment Address set forth in the Summary of Certain Provisions (or at such other address of which Landlord shall have given Tenant notice in accordance with this Lease). All other Rent shall be paid as provided elsewhere in this Lease. In the event the term of this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the monthly rental for the first and last fractional months of the term hereof shall be appropriately prorated.

Section 3.8 Late Charge. If any Rent or other sums are not received within ten (10) days of when due, Tenant shall pay upon demand by Landlord, as Additional Rent, (i) a service charge equal to one and one half percent (1.5%) of the amount of such overdue payment for the purpose of defraying Landlord’s administrative expenses relative to handling such overdue payment plus (ii) Interest, which Interest shall accrue beginning on the date the payment was originally due and payable.

Section 3.9 Sales and Use Tax. Tenant shall pay all Florida sales and use tax due on Minimum Rent, Additional Rent and all other amounts payable by Tenant to Landlord under this Lease upon which Florida sales and use tax may be imposed from time to time pursuant to Section 212.031, Florida Statutes, or any similar or successor law.

ARTICLE IV

PREPARATION OF PREMISES

Section 4.1 Landlord’s Work. Landlord anticipates developing the Project to a sustainable standard according to USGC LEED Certification. Landlord, at Landlord’s sole expense, shall construct the shell of the Office Building wherein the Premises is to be located and otherwise perform the work described in Exhibit E attached hereto (“Landlord’s Work”), at Landlord’s expense. Landlord shall obtain all certificates and approvals necessary with respect to Landlord’s Work, and shall construct the Office Building to be LEED Certified. Acceptance of possession of the Premises by Tenant shall be conclusive evidence that Landlord’s Work has been fully performed in the manner required, subject to punch list items. Any items of Landlord’s Work that are not completed as of delivery of the Premises shall be identified by Tenant on a punch list submitted to Landlord within fifteen (15) business days after such delivery, or as soon as possible thereafter and Landlord shall thereafter complete the same within thirty (30) days. Any items of Landlord’s Work that are not timely identified on such a punch list shall be deemed completed to the extent that they are capable of detection as of delivery of the Premises. All work other than Landlord’s Work to be carried out and completed in the Premises is the responsibility of Tenant (collectively, “Tenant’s Work”).

Section 4.2 Delivery of Possession. Landlord shall use best efforts to deliver possession of the Premises to Tenant with Landlord’s Work complete and in turnkey condition such that Tenant is able to obtain permits for Tenant’s Work without further action by Landlord (“Turnkey Condition” as described in Exhibit E”). If despite using reasonable efforts, Landlord is unable to deliver possession of the Premises to Tenant in the Turnkey Condition on or before the Estimated Delivery Date, Landlord may extend the Estimated Delivery Date by up to ninety (90) days upon written notice to Tenant provided such notice is given at least sixty (60) days prior to the Estimated Delivery Date. If possession of the Premises has not been delivered to Tenant in the Turnkey Condition by the Estimated Delivery Date plus any applicable extensions for any reason whatsoever other than a Tenant Delay, then (a) Landlord shall, promptly after demand therefor, reimburse Tenant for its Holdover Costs, and (b) Tenant shall receive one (1) day of free Rent for each day after the Estimated Delivery Date plus any applicable extensions that Landlord has not delivered possession in the Turnkey Condition. Anything in this Lease to the contrary notwithstanding, if Landlord has not delivered possession of the Premises to Tenant in the Turnkey Condition on or before September 1, 2018, then Tenant may terminate this Lease by written notice to Landlord and this Lease shall terminate as of the date of such notice. As used herein, “Holdover Costs” shall mean those amounts charged to Tenant by its prior landlord for holding over in their then existing leased premises (the “Prior Lease”) in excess of the rent and other charges payable by Tenant under the Prior Lease for the period immediately prior to the Holdover Date, as established by documentation reasonably acceptable to Landlord.

Section 4.3 Warranty. Landlord warrants to Tenant, for a period of twelve (12) months after delivery of the Premises in the Turnkey Condition, that Landlord’s Work shall be free from faulty materials and defective work, in accordance with all applicable legal requirements, and sound engineering standards. Such warranty includes, without limitation, the repair or replacement (including labor), at Landlord’s sole cost, of all materials, fixtures and equipment (including appliances) which are defective, or which are defectively installed by Landlord in connection with Landlord’s Work. Landlord shall, at Tenant’s option, assign to Tenant, or enforce for the benefit of Tenant, all warranties from subcontractors and material suppliers for such materials, workmanship, fixtures and equipment in effect after the expiration of such twelve (12) month warranty period. The provisions of this subparagraph shall survive the termination or expiration of this Lease. If Landlord fails to satisfy its obligations hereunder within a reasonable amount of time after notice from Tenant of any such faulty materials or defective work, Tenant may cause such work to be repaired and may deduct the same from the next payment(s) of Rent due hereunder up to fifty percent (50%) of each installment of such Rent until fully recouped, or if the Term has expired, Landlord shall reimburse Tenant for same upon demand.

Section 4.4 Alterations by Tenant.

(a)           Tenant Improvement Construction. Landlord agrees to deliver the space turnkey per Tenant’s construction guidelines and specifications up to a $60/square foot budget. Tenant will work with Landlord to develop plans, specifications, and pricing based on similar finishes to tenant’s existing office space, including the number of square footage of offices and kitchens and the overall quality and style of finishes, as compared to Tenant’s existing space. If the build out cost less than $60/square foot, any savings will go to Landlord. Tenant agrees to achieve a LEED Certification for interiors for their space within the Premises as a minimum commitment to occupancy to support the Project goal for a sustainable development neighborhood program. Tenant shall have access to the Premises before the Commencement Date to perform certain of Tenant’s Work as set forth in Section 21.27.

(b)           Landlord shall, as part of Landlord’s Work, prepare a space plan for the 3rd and 4th floors of the Premises. The space plan shall identify areas that are under the exclusive control of Tenant. Landlord and Tenant shall work with one another in good faith to finalize the space plan on or before the thirtieth (30th) day after Landlord’s delivery of the Premises in the Turnkey Condition. Within sixty (60) days after approval of the final space plan, or as soon as possible thereafter, Tenant shall deliver to Landlord plans and specifications in such detail as Landlord may reasonably request covering Tenant's Work. Tenant shall not commence any work in the Premises until Landlord has approved the plans and specifications therefore in writing, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, if Tenant has not received Landlord’s written approval within fifteen (15) days of Tenant’s delivery of the plans and specifications to Landlord, the plans and specifications shall be deemed approved by Landlord and Tenant may proceed with Tenant’s Work. Once the plans and specifications are approved or are deemed approved, they shall constitute the “Approved Plans” under this Lease.

(c)           Except as specifically set forth immediately above, Tenant shall not make any alterations, repairs, additions or improvements to the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. All alterations, additions or improvements shall be performed in good and workmanlike manner and in accordance with all applicable legal and insurance requirements and all drawings and specifications approved by Landlord, and in accordance with the provisions of this Lease. If consent is required, Tenant shall not commence any alterations or improvements to the Premises unless and until Landlord approves the plans and specifications for such work, which approval shall not be unreasonably withheld, conditioned or delayed.

(d)           Prior to the commencement of any work by Tenant, Tenant shall obtain the insurance required in Section 4.6 below and all plans and specifications shall be approved by Landlord. Landlord shall have the right, at no expense to Landlord, to require Tenant to furnish Landlord with payment and performance bonds guaranteeing the completion of any such repairs, alterations, additions or improvements. No liens arising out of any work performed, materials furnished, or obligations incurred by or for the benefit of Tenant shall exist against the Premises or the Office Building. The interest of Landlord in the Premises, the Office Building and the Project shall not be subject to liens for improvements made by or on behalf of Tenant. If any mechanics’, materialmen’s or other lien (each, a “lien”) is filed against the Premises or the Office Building(s) as a result of Tenant’s actions or inactions, Tenant, at its expense, shall cause the lien to be discharged of record or fully bonded to the satisfaction of Landlord within fifteen (15) days after notice of the filing thereof, or as soon as possible thereafter. If Tenant fails to discharge or bond against said lien within thirty (30) day period, Landlord may, in addition to any other rights or remedies Landlord may have, but without obligation to do so, bond against or pay the lien without inquiring into the validity or merits of such lien, and all sums so advanced, including reasonable attorneys’ fees, shall be paid by Tenant on demand as Additional Rent.

Section 4.5 Removal by Tenant. All present and future permanent repairs, alterations, additions and improvements made to the Premises by either party shall become the property of Landlord upon attachment. Upon the expiration or sooner termination of this Lease, Tenant shall not remove any of Tenant’s alterations, additions and improvements, without Landlord’s written approval, except that Tenant shall remove any alterations, additions or improvements that Landlord designates by written notice to Tenant at the time of Tenant’s request to make such changes, and Tenant shall remove its trade fixtures if Tenant is not in default hereunder. Nothing herein shall obligate Tenant to remove any work done in accordance with the Approved Plans, including, without limitation, cabling and wiring. Tenant shall promptly repair any damage to the Premises caused by such removal. Tenant will not have any restoration obligations related to Landlord’s Work.

Section 4.6 Construction Insurance. Prior to the commencement of any Tenant alterations, repairs, additions or improvements to the Premises, Tenant shall carry, or cause its contractor to carry, “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the performance of the same, workers’ compensation coverage as required by law and shall provide evidence of such coverage to Landlord, if requested. Landlord and any mortgagee of the Building shall be named as additional insureds or loss payees, as applicable on such policies.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Use. Tenant shall continuously use and occupy the Premises during the Term solely for the purpose of conducting the business specifically set forth in the Summary of Certain Provisions, and for no other purpose. Landlord represents that the Permitted Use is permitted as of the Effective Date. Tenant shall procure all license(s) and/or permit(s) required for the lawful conduct of Tenant’s business and submit the same for inspection by Landlord upon demand. Tenant, at Tenant’s expense, shall at all times comply with the requirements of such license(s) or permit(s). Tenant shall have access to the Building and the Premises 24 hours a day, seven days a week, and the Building entrances shall be accessible through a keyless card system installed by Landlord.

Section 5.2 Signs. Landlord, at Landlord’s sole expense, shall provide Tenant signage on the ground floor elevator lobby directory of the Office Building including Tenant’s name and location, and Landlord reserves the right to exclude any other names therefrom. Landlord shall also provide Tenant, at Landlord’s expense, (i) signage on Tenant’s suite entry to the Premises, (ii) signage on the 3rd and 4th floors of the Building providing direction to the Premises if such floor is shared by one or more tenants. Any additional name, the size, design, and location of each of the foregoing must first be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and further subject to Tenant obtaining, at Tenant’s sole cost and expense, all approvals required for such signage under any applicable zoning ordinances, building codes, other governmental requirements and documents of record. Tenant shall also be permitted to construct, install, illuminate (if applicable) and maintain, all at Tenant’s sole cost and expense, signage (x) in a prominent location at or near the top of the northeast corner of the north side of the Building, and (y) in a prominent location at or near the top of the southwest corner of the south side of the Building (collectively, “Tenant’s Building Signs”). Landlord may permit the installation of one other sign on the same side of the Building (including, without limitation, at the top of such side) but shall establish reasonable separation between Tenant’s Building Signs and such other sign. The design, locations and installation of Tenant’s Building Signs shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall be solely responsible for obtaining, at Tenant’s sole cost and expense, all approvals required for Tenant’s Building Signs under any applicable zoning ordinances, building codes, other governmental requirements and documents of record, and Landlord’s approval of Tenant’s Building Signs, if granted, shall be subject to Tenant obtaining all such approvals.

Section 5.3 Tenant’s Covenants. Tenant covenants and agrees that, in the operation of its business within the Premises, Tenant shall: (a) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, or upon Tenant’s fixtures, furnishings or equipment in the Premises; provided, however, that Tenant shall have the right to contest such taxes; (b) not use any space outside the Premises for sale, storage, display, hand billing, advertising, solicitation or any other similar undertaking; (c) not use the plumbing facilities in the Premises for any purpose other than that for which they were constructed; (d) not use any advertising medium or sound devices inside or adjacent to the Premises which produce or transmit sounds which are audible beyond the interior of the Premises, except as otherwise approved by Landlord in writing; (e) not permit any odor to emanate from the Premises which is reasonably objected to by Landlord or by any tenant or occupant of the Office Building (and, upon written notice from Landlord, Tenant shall immediately cease and desist from causing such odor, failing which Landlord may deem the same a material breach of this Lease); (f) not use the Premises in a manner that would constitute a nuisance; (g) keep the Premises in a neat, clean, safe and sanitary condition; (h) be authorized to do business in the State; (i) not store, display, sell or distribute for any alcoholic beverages or any dangerous materials other than serving alcoholic beverages for employee social events and events for clients; (j) not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device other than vending machines for the exclusive use of Tenant’s employees; (k) not permit any improper, immoral and “adult” entertainment or nudity in the Premises, and not distribute or display any paraphernalia commonly used in the use or ingestion of illicit drugs, or any x-rated, pornographic or so-called “adult” newspaper, book, magazine, film, picture, video tape, video disk or other similar representation or merchandise of any kind; (l) use good faith efforts to avoid any action which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business or rights and privileges of Landlord or any other tenant, occupant or other person lawfully in the Project; (m) not interfere with the transmission or reception of microwave, television, or radio communications signals by antennae located on the roof of any building in the Office Building or elsewhere in the Project; (n) not move any heavy machinery, heavy equipment or fixtures into or out of the Premises without Landlord’s prior written consent, or place a load on any floor exceeding the floor load per square foot that such floor was designed to carry, or install, operate or maintain in the Premises any heavy equipment except in such manner as to achieve a proper distribution of weight; and (o) promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction over the Premises, or the generation, use and/or disposal of any Hazardous Materials (as defined in Section 5.5 below) brought to the Premises by Tenant, its employees, agents or contractors, or the cleanliness, safety, occupancy and use of the same, whether or not any such law, ordinance, order, rule, regulation, covenant, restriction or other requirement is substantial, or foreseen or unforeseen, or ordinary or extraordinary, or shall necessitate structural changes or improvements, shall interfere with the use or enjoyment of the Premises, and Tenant shall hold Landlord harmless from any and all cost or expense on account thereof (so long as such compliance with all Laws is required as a direct result of Tenant’s specific use of the Premises and not office use in general) but only to the extent that any of the foregoing are directly applicable to Tenant’s Use of the Premises for the Permitted Use (collectively, “Laws”); provided, however, that Landlord shall be responsible at Landlord’s costs and expense for ensuring that the Premises are at all times compliant with the Americans with Disabilities Act of 1990, as amended (the “ADA”) (as used in this Lease, the term “legal requirements” shall include the requirements set forth in this subparagraph 5.3(o)).

Section 5.4 Notice by Tenant. Tenant shall give prompt notice to Landlord in case of fire or accidents that cause material damage to the Premises, or, the extent that Tenant has actual knowledge thereof, in the Office Building.

Section 5.5 Hazardous Materials.

(a)           Tenant shall not cause or permit the presence, use, generation, release, discharge, storage, disposal or transportation of any Hazardous Materials on, under, in, about, to or from the Premises and/or the Project, other than typical office supplies. As used herein, the term “Hazardous Materials” shall mean any hazardous or toxic substances, materials or waste, pollutants or contaminants, as defined, listed or regulated by any federal, state, county or local law, regulation or order or by common law decision including, without limitation: (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents;
(ii) petroleum products or by-products; (iii) asbestos; and (iv) polychlorinated biphenyls.

(b)           Should a release of any Hazardous Materials occur at the Premises or the Project as the direct result of the acts or omissions of Tenant, Tenant shall immediately (i) notify Landlord and any mortgagee of the Project for whom Tenant has been provided contact information, and (ii) contain, remove and dispose of, off the Premises or the Project, such Hazardous Materials and any material that was contaminated by the release, and remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures Tenant shall comply with all environmental laws.

(c)           Tenant shall exonerate, indemnify, pay and protect, defend (with counsel reasonably approved by Landlord) and hold harmless Landlord, and its directors, trustees, beneficiaries, officers, shareholders, partners, employees, agents, and invitees, any mortgagee of the Office Building and those of the other tenants of the Office Building (collectively, the “Related Parties”) from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, taxes, assessments, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys’ fees and expenses (including any such fees and expenses incurred in enforcing this Lease or collecting any sums due hereunder), consultant fees, and expert fees, together with all other reasonable costs and expenses of any kind or nature actually incurred (collectively, the “Costs”) that arise directly or indirectly in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, ground water, surface water or improvements at, on, about, under or within the Premises or the Project, or any portion thereof, or elsewhere in connection with the transportation of Hazardous Materials to or from the Premises or the Project, in any such case by or on behalf of Tenant. This indemnification shall survive the termination of this Lease and shall be binding upon Tenant and its successors in interest whenever such threat, claim or cause of action may arise. To the maximum extent permitted by applicable law, Tenant expressly waives any defense concerning laches or the statute of limitations, constructive eviction or rent abatement with respect to such claims. Tenant's obligations under this Section 5.5 shall survive the termination of this Lease for any reason whatsoever.

(d)           Landlord shall exonerate, indemnify, pay and protect, defend (with counsel reasonably approved by Tenant) and hold harmless Tenant, and its directors, trustees, beneficiaries, officers, shareholders, partners, employees, agents, and invitees, any mortgagee of the Office Building and those of the other tenants of the Office Building (collectively, the “Related Parties”) from and against any claims (including, without limitation, third party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, taxes, assessments, liabilities (including sums paid in settlements of claims), interest or losses, including reasonable attorneys’ fees and expenses (including any such fees and expenses incurred in enforcing this Lease or collecting any sums due hereunder), consultant fees, and expert fees, together with all other reasonable costs and expenses of any kind or nature actually incurred (collectively, the “Costs”) that arise directly or indirectly in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, ground water, surface water or improvements at, on, about, under or within the Premises or the Project, or any portion thereof, or elsewhere in connection with the transportation of Hazardous Materials to or from the Premises or the Project, in any such case by or on behalf of Landlord. This indemnification shall survive the termination of this Lease and shall be binding upon Landlord and its successors in interest whenever such threat, claim or cause of action may arise. Landlord's obligations under this Section 5.5 shall survive the termination of this Lease for any reason whatsoever.

ARTICLE VI

LANDLORD’S SERVICES

Section 6.1 Maintenance. Landlord shall maintain, at Landlord’s sole cost and expense, in condition and repair equal to or better than other similar Class A office buildings in the Gainesville, Florida area, subject to normal wear and tear, casualty and condemnation, every element of the Office Building (excluding the Premises and other portions of the Office Building leased to other tenants), including, without limitation, the Common Areas, public areas, any and all parking levels and landscaped areas, elevators, stairs, common corridors, common restrooms, the mechanical, plumbing and electrical systems (including HVAC and life safety systems), exterior windows, parking areas, driveways (including, without limitation, driveways providing ingress from and egress to public roads), and the foundations and footers of the Building and its structural walls and roof. Landlord shall keep the sidewalks, driveways, parking areas, and all other means of ingress and egress for the Premises and all public portions of the Building in condition equal to or better than other similar Class A office buildings in the Gainesville, Florida area and in a clean and safe condition and shall provide adequate lighting. Notwithstanding the foregoing obligation, the cost of any repairs or maintenance to the foregoing that are directly necessitated by the intentional acts or omissions, or gross negligence of Tenant, or its agents, employees, contractors, invitees, licensees, or assignees, shall be deemed Additional Rent hereunder and shall be reimbursed by Tenant to Landlord upon demand.

Section 6.2 Landlord’s Services.

(a)            Landlord agrees to furnish the following services at Landlord’s sole costs and expense:

(i)           heat and air conditioning for the Building (including, without limitation, the Premises and the interior Common Areas) at reasonably comfortable temperatures and standard for buildings of similar class, size, age and location, or as required by governmental authority; such services to be provided from 8:00 a.m. to 6:00 p.m. on weekdays and from 8:00 a.m. to 1:00 p.m. on Saturdays (except on New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas and such other public holidays hereafter created by governmental authority and designated by Landlord), or such shorter period as may be prescribed by any applicable policies or regulations adopted by any utility or governmental agency;

(ii)           elevator service, lighting replacement for the entire Building (including, without limitation, the Premises and the Common Areas, as applicable), and regular janitorial and restroom supplies for the Common Areas;

(iii)         maintenance and repair in accordance with Section 6.1;

(iv)         subject to Section 6.3, all utilities other than electricity (including, without limitation, water and sewer) to the Building (including, without limitation, the Common Areas, as applicable) 24 hours per day, seven days per week; provided, however, that Tenant (A) shall be responsible for procuring all telephone, internet, electricity, and janitorial services used in the Premises and (B) shall pay all charges incurred for such services directly to the applicable service provider; and

(v)           Landlord shall, upon Tenant’s request, provide after-hours heating and air conditioning for times beyond the hours of operation set forth in Section 6.2(a)(i) at the rate of $35.00 per hour.

(b)            Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall Rent be abated by reason of, (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing services, (ii) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Office Building, or (iii) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other form of energy serving the Premises or the Office Building not caused by Landlord. Landlord shall use best efforts to promptly remedy any interruption in the furnishing of such services.

Section 6.3 Utilities; Excess Usage. Whenever heat generating equipment, other than standard office equipment (i.e., computers, telephones, etc.) or lighting other than building standard lights or those included in the Approved Plans are used in the Premises by Tenant which materially and adversely affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right, after notice to Tenant and Tenant’s opportunity to cure, to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the cost of installation, construction, maintenance and repair of such facilities and modifications shall be borne by Tenant.

Section 6.4 Parking (Vehicles and Bicycles). (a) Parking shall be provided by Landlord to Tenant in the following consecutive stages (each a “Stage” and collectively, the “Stages”) and in the following locations:

(i)            Stage 1 – on the existing surface parking lot that is located within the area identified as P-1 in Exhibit “A” (the “Surface Lot”)

(ii)           Stage 2 – within the existing structured parking facility that is located within the area identified as P-2 in Exhibit “A” (the “P-2 Facility”)

(iii)          Stage 3 – within a structured parking facility that will constructed by Landlord and located within the area identified as P-1 in Exhibit “A” (the “P-1 Facility,” and together with the Surface Lot and the P-2 Facility, the “Parking Areas”)

During each Stage, Tenant shall have the exclusive right to use 1 reserved parking space per 1,000 square feet of Rentable Area within the Premises at no additional charge (the “Exclusive Spaces”). During each Stage, the Exclusive Spaces shall be as close and as convenient as possible to the Building. During Stage 2 and Stage 3, the Exclusive Spaces shall be located on the ground floor of the P-2 Facility and the P-1 Facility, respectively, or, if the ground floor of the P-2 Facility and/or the P-1 Facility is used for retail purposes and not parking then on the second floor. During each Stage, Tenant shall also have the exclusive right, subject to the conditions of the Section, to use additional parking spaces (the “ Semi-Exclusive Spaces”) at the cost of Zero Dollars ($0.00) during Stage 1 and Stage 2 and Thirty-five and No/100 Dollars ($35.00) per space per month, with two percent (2%) annual increases, during Stage 3. The Semi-Exclusive Spaces shall be available for use by Landlord and its agents, invitees and employees after 6:00 p.m. and before 8:00 a.m. Monday through Friday, on weekends, and on Federally observed holidays. Parking will be non-exclusive and non-reserved, except that Landlord will identify five (5) reserved parking spaces for Tenant’s exclusive use. Landlord shall have the right to control access to the Parking Areas, remove improperly parked automobiles and require that the designated automobile display decals or other evidence of its right to use the Parking Areas. Landlord acknowledges that parking in the P-2 Facility is a material inconvenience for Tenant. Landlord shall exercise best efforts to complete the P-1 Facility as quickly as possible.

(b)            Subject to the Declaration, Landlord shall have the right, but not the obligation, to assign parking spaces to tenants of the Office Building and other buildings in the Project, provided that it does not interfere with Tenant’s rights set forth in Section 6.4(a). From time to time during the Term, Tenant shall provide the license plate numbers and vehicle descriptions for all of its employees working in the Premises within ten (10) days following receipt of Landlord’s written request.

(c)           Landlord shall make bicycle racks available at the Building, at Landlord’s sole cost, to the extent any of Tenant’s employees commute to the Premises by bicycle.

(d)          Notwithstanding the foregoing provisions of Section 6.4(a), if the Rentable Area of the Premises is determined to be, or if it changes in the future to be, less or more than 26,708 square feet aggregately, then the number of Exclusive Spaces provided pursuant to Section 6.4(a) above may be reduced or increased proportionately, in accordance with the amount by which the actual Rentable Area of the Premises is less than or greater than 26,708.

ARTICLE VII

REPAIRS AND MAINTENANCE BY TENANT

Section 7.1        Repairs and Maintenance by Tenant.

(a)           Except to the extent of the work to be performed pursuant to Sections 4.1 and 4.3 above, by occupancy of the Premises, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises. Subject to Landlord’s obligations pursuant to Article VI, Tenant shall, at Tenant's sole cost and expense, at all times during the Term keep, and at the end of the Term surrender to Landlord, the Premises and every part thereof and all alterations, additions and improvements thereto (subject to Section 4.5) in good condition and repair, except for normal wear and tear and damage (which damage shall not have been caused by the negligence or intentional act of Tenant or its agents, employees, contractors, invitees, licensees, tenants or assigns) thereto by fire, earthquake, act of God or the elements. Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specifically and expressly herein set forth. No representations respecting the condition of the Premises or the Office Building have been made by Landlord to Tenant, except as specifically and expressly herein set forth.

(b)           Tenant agrees that Tenant’s use of electrical current will at no time exceed the capacity of the electric distribution system and that Tenant will not make any alteration or addition to Tenant’s electrical system without Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(c)           If Tenant fails, refuses or neglects to properly maintain the Premises, or to commence or to complete repairs for which it is expressly responsible under this Lease promptly and adequately, or if Landlord finds it necessary to make any repairs or replacements otherwise required to be made by Tenant, then Landlord may, after reasonable advance notice to Tenant, in addition to all other remedies, but without obligation to do so, enter the Premises and proceed to have such maintenance, repairs or replacements made, and Tenant shall pay to Landlord, on demand, the cost and expenses therefor plus a charge of three percent (3%) of such costs and expenses to compensate Landlord for its administrative and overhead costs.

ARTICLE VIII

RESERVED

ARTICLE IX

INSURANCE, INDEMNITY AND LIABILITY

Section 9.1                     Landlord’s Insurance Obligations. Landlord agrees to obtain and maintain during the Term hereof fire and extended coverage insurance, windstorm and, if the Office Building is in a flood zone, flood insurance, in no more than the full replacement amount and with such special endorsements as are commercially reasonable, insuring the Office Building in which the Premises is located and the improvements to the Premises provided by Landlord pursuant to this Lease (exclusive of Tenant’s trade fixtures, furnishings, equipment, plate glass, signs and personal property). Landlord shall have the right to carry its insurance under “blanket policies” covering the Office Building and other properties.

Section 9.2                      Tenant’s Insurance Obligations.

(a)           Tenant, at Tenant’s sole cost and expense, shall obtain and maintain in effect, commencing with the delivery of possession date and continuing throughout the Term, insurance policies providing for the following coverage: (i) standard “special form” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as now are or hereafter may be included in a standard extended coverage endorsement from time to time in general use in the State, insuring Tenant’s merchandise, trade fixtures, furnishings, equipment and all items of personal property of Tenant located in, on or about the Premises, and the amount of such insurance will be set forth in an “agreed value endorsement” to the policy of such insurance, not less than one hundred percent (100%) of the full replacement value thereof without deduction for depreciation, and with a deductible amount of not more than Fifty Thousand Dollars ($50,000.00); (ii) a commercial general liability policy, naming Landlord and any mortgagee of the Office Building as additional insureds, protecting against any and all claims for injury to persons or property occurring in the Premises and protecting against assumed or contractual liability under this Lease with respect to the Premises and the operations of Tenant and any subtenant of Tenant in, on or about the Premises, with such policy to be in the minimum amount of One Million Dollars ($1,000,000.00) per occurrence, and with an aggregate limit of at least Two Million Dollars ($2,000,000.00)) (provided that such aggregate limit may be satisfied by a combination of primary and excess/umbrella coverage); (iii) workers’ compensation coverage as required by law with statutory limits; (iv) and with respect to alterations, improvements and the like required or permitted to be made by Tenant hereunder, contingent liability and builder’s risk insurance in amounts satisfactory to Landlord.

(b)           All insurance policies herein to be procured by Tenant and/or its contractors shall: (i) be issued by insurance companies, reasonably satisfactory to Landlord and authorized to do business in the State; (ii) be written as primary policy coverage and non-contributing with respect to any coverage which Landlord may carry; (iii) insure and name Landlord, Landlord’s advisors, Landlord’s managing agent and any parties in interest designated by Landlord as additional insureds or loss payees, as applicable, as their respective interests may appear (except with respect to workers’ compensation insurance); (iv) be primary and non-contributory and (v) contain, in the case of Tenant’s property insurance coverage, an express waiver of any right of subrogation by the insurance company against Landlord, Landlord’s managing agent and their respective agents, employees and representatives which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its agents, employees or representatives. Neither the issuance of any insurance policy required hereunder, nor the minimum limits specified herein with respect to Tenant’s insurance coverage shall be deemed to limit or restrict in any way Tenant’s liability arising under or out of this Lease. With respect to each and every one of the insurance policies herein required to be procured by Tenant, on or before the Commencement Date (or, if earlier, the date on which possession of the Premises is delivered to Tenant), and at least thirty (30) days before any such insurance policy shall expire, Tenant shall deliver to Landlord a certificate of the insurer certifying that such policy has been issued, providing the coverage required by this Lease and containing the provisions specified herein, together with evidence of payment of all applicable premiums. Each and every insurance policy required to be carried hereunder by or on behalf of Tenant shall provide (and any certificate evidencing the existence of each such insurance policy shall certify) that, unless Landlord shall first have been given such prior written notice thereof, the insurer will not cancel, materially change or fail to renew the coverage provided by such insurance policy as is required under the applicable policy. The term “insurance policy” as used herein shall be deemed to include any extensions or renewals of such insurance policy. In the event that Tenant shall fail to promptly furnish any insurance coverage hereunder required to be procured by Tenant, Landlord, at its sole option, shall have the right after twenty (20) days’ prior written notice to Tenant to obtain the same and pay the premium therefor for a period not exceeding one (1) year in each instance, and the premium so paid by Landlord shall be immediately due and payable by Tenant to Landlord.

(c)           Tenant shall not do or permit to be done any act or thing upon the Premises that will invalidate or be in conflict with any fire insurance policies covering the Office Building or any part thereof, including the retail stores located below, or fixtures and property therein, or any other insurance policies or coverage referred to above in this Article IX; and Tenant shall promptly comply with all rules, orders, regulations or requirements relating to such insurance policies, and shall not do anything, or prevent anything to be done, in, on or about the Premises, or bring or keep anything therein, which shall increase the rate of fire insurance on the Office Building in which the Premises is located or on any property, including the common areas, located therein, or increase the rate or rates of any other insurance referred to hereinabove. If any act or omission of Tenant, its agents, employees or contractors shall result in any increase in the premium rates applicable to any such insurance policies carried by Landlord, or other increased costs to Landlord in connection therewith, then Tenant shall reimburse Landlord on demand as Additional Rent for the amount of any such increased rates or costs. In particular, if Tenant uses the Premises for the preparation of food, Tenant shall reimburse Landlord on demand for any part of the premium for insurance coverage under Section 9.1 above required to be paid on account of such use of the Premises.

Section 9.3            Waiver of Subrogation. LANDLORD AND TENANT HEREBY WAIVE AND RELEASE ANY CLAIM THAT EITHER OF THEM MAY HEREAFTER HAVE AGAINST THE OTHER ON ACCOUNT OF ANY DAMAGE TO THE PROPERTY OF THE WAIVING PARTY, EVEN IF SUCH DAMAGE SHALL BE DUE TO THE NEGLIGENT ACT OR OMISSION OF THE OTHER PARTY, TO THE EXTENT THAT SUCH DAMAGE IS COVERED BY INSURANCE (OR WOULD HAVE BEEN COVERED IF THE INSURANCE REQUIRED HEREUNDER HAD BEEN OBTAINED BY THE PARTY WHO SUFFERED THE DAMAGE). LANDLORD AND TENANT SHALL EACH CAUSE THEIR RESPECTIVE PROPERTY INSURANCE POLICIES TO CONTAIN EITHER A WAIVER OF ANY RIGHT OF SUBROGATION THE INSURER OF ONE PARTY HERETO MAY ACQUIRE AGAINST THE OTHER PARTY HERETO BY VIRTUE OF PAYMENT OF ANY LOSS UNDER ANY SUCH INSURANCE OR AN ACKNOWLEDGMENT BY THE INSURER THAT THE FOREGOING WAIVER OF CLAIMS DOES NOT IMPAIR OR INVALIDATE SUCH POLICY OF INSURANCE.

Section 9.4         Covenant to Hold Harmless. TENANT HEREBY INDEMNIFIES AND AGREES TO SAVE HARMLESS LANDLORD, ITS OFFICERS, DIRECTORS, PARTNERS, EMPLOYEES AND AGENTS AND ANY MORTGAGEE OR MASTER LESSOR OF THE OFFICE BUILDING, FROM AND AGAINST ANY AND ALL CLAIMS, ACTIONS, DAMAGES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, THAT ARE THE DIRECT RESULT OF (A) TENANT’S POSSESSION, USE, OCCUPANCY, MANAGEMENT, REPAIR, MAINTENANCE OR CONTROL OF THE PREMISES, OR ANY PORTION THEREOF, OR (B) ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF TENANT OR TENANT’S AGENTS, EMPLOYEES, CONTRACTORS, LICENSEES OR INVITEES, OR (C) ANY DEFAULT, BREACH, VIOLATION OR NONPERFORMANCE OF THIS LEASE. TENANT SHALL, AT ITS OWN COST AND EXPENSE, DEFEND ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS WHICH MAY BE BROUGHT AGAINST LANDLORD OR ANY MORTGAGEE OR MASTER LESSOR OF THE OFFICE BUILDING WITH RESPECT TO THE FOREGOING. TENANT SHALL PAY, SATISFY AND DISCHARGE ANY AND ALL JUDGMENTS, ORDERS AND DECREES WHICH MAY BE RECEIVED AGAINST LANDLORD OR ANY SUCH MORTGAGEE OR MASTER LESSOR IN CONNECTION WITH THE FOREGOING. IN THE EVENT LANDLORD OR ANY OTHER PARTY SO INDEMNIFIED SHALL, WITHOUT FAULT, BE MADE A PARTY TO ANY LITIGATION COMMENCED BY OR AGAINST TENANT, OR IF LANDLORD OR ANY SUCH PARTY SHALL, IN ITS SOLE DISCRETION, INTERVENE IN SUCH LITIGATION TO PROTECT ITS INTEREST HEREUNDER, THEN TENANT SHALL PROTECT AND HOLD THEM HARMLESS AND SHALL PAY ALL COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED OR PAID BY SUCH PARTY(IES) IN CONNECTION WITH SUCH LITIGATION.

Section 9.5           Consequential Damages. NEITHER LANDLORD NOR TENANT SHALL BE LIABLE UNDER ANY CIRCUMSTANCES FOR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, OR LOST PROFITS, FOR ANY BREACH OF THE TERMS HEREIN.

ARTICLE X

DESTRUCTION OF PREMISES
Section 10.1             Casualty.

(a)           If the Premises is damaged or destroyed by fire or other casualty and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Premises. If (i) more than fifty percent (50%) of the square footage of the Premises shall be damaged by any fire or other casualty during the last year of the Initial Term or during the last year of any Option Period, or (ii) Landlord is unable to rebuild any material portion of the Office Building due to any inability to obtain any required governmental approval in connection therewith after exhausting diligent and best efforts to obtain such approvals, or (iii) more than fifty percent (50%) of the floor area of the Office Building shall be damaged or destroyed by fire or other casualty and such damage or destruction materially and adversely impacts Tenant’s use of the Premises for the Permitted Use, or (iv) if all or any material part of the Office Building or the Premises shall be damaged or destroyed at any time by the occurrence of any risk not insured under the insurance required to be carried under Article IX above and such damage or destruction materially and adversely impacts Tenant’s use of the Premises for the Permitted Use, or (v) for any reason whatsoever sufficient insurance (through no fault of Landlord) proceeds are not available to pay for the rebuilding and/or repair of the Office Building and/or the Premises (including, without limitation, by the exercise of the right of any mortgagee of the Office Building to apply insurance proceeds to any obligations of Landlord to such mortgagee) after exhausting diligent and best efforts to obtain such funds, then Landlord shall have the option to terminate this Lease by giving written notice to Tenant. Landlord shall give written notice to Tenant of such election within thirty (30) days after the occurrence of such casualty and if it elects to rebuild and repair shall proceed to do so with reasonable diligence and at its sole cost and expense. If Landlord elects not to rebuild in accordance with this subsection, then this Lease shall terminate as of the earlier of (1) the date designated by Tenant in writing to Landlord or (2) 120 days after delivery of Landlord’s notice to Tenant of its election not to rebuild. Tenant may elect to terminate this Lease by notice to Landlord if substantial completion of restoration of the Premises or of the access thereto does not occur within ninety (90) days after the date of such damage or destruction, or if Landlord gives Tenant notice that Landlord has determined that substantial completion of restoration of the Premises or of the access thereto shall take longer than ninety (90) days after the date of such damage or destruction.

(b)           Landlord’s obligation to rebuild and repair under this Article X shall in any event be limited to restoring the Premises to substantially the same condition in which the same existed prior to the casualty. In no event shall Landlord be required to repair or replace Tenant’s merchandise, trade fixtures, furnishings or equipment. Tenant agrees that promptly after completion of such work by Landlord Tenant shall proceed with reasonable diligence and at Tenant’s sole cost and expense to repair or replace Tenant’s merchandise, trade fixtures, furnishings or equipment so that Tenant can resume use of the Premises for the Permitted Use.

(c)           Tenant agrees that during any period of reconstruction or repair of the Premises it shall continue the operation of its business within the Premises to the extent practicable. During the period from the occurrence of the casualty until Landlord’s repairs are completed, the Rent shall be reduced to such extent as may be fair and reasonable under the circumstances; however, there shall be no abatement of Rent in the event the underlying damage was caused by Tenant, or its contractors, subcontractors, employees, agents or invitees.

ARTICLE XI

CONDEMNATION

Section 11.1 Eminent Domain. If twenty percent (20%) or more of the floor area of the Premises shall be taken or condemned by any governmental authority (including, for purposes of this Article, any purchase by such governmental authority in lieu of a taking), or if access to or parking for the Premises is materially adversely affected, either party may elect to terminate this Lease by giving notice to the other party not more than sixty (60) days after the date on which such title shall vest in the authority. If the parking facilities are reduced below the minimum parking requirements imposed by the applicable authorities, rendering the use of the Premises in violation of law, Landlord may elect to terminate this Lease by giving Tenant notice within one hundred twenty (120) days after such taking. In the case of any taking or condemnation, whether or not the Term shall cease and terminate, the entire award shall be the property of Landlord; provided, however, Tenant shall be entitled to claim dislocation damages and entitled to any award as may be made for trade fixtures and other equipment which under the terms of this Lease would not have become the property of Landlord; further provided, that any such award to Tenant shall not be in diminution of any award otherwise to be made to Landlord in the absence of such award to Tenant.

Section 11.2 Rent Apportionment. In the event of any taking or condemnation, the then current Minimum Rent and the Rentable Area of the Premises shall be apportioned as of the date when possession of the Premises is required to be delivered to the condemning authority or termination of this Lease and Tenant shall be entitled to a pro rata reduction in Minimum Rent payable based on the proportion which the Rentable Area taken from the Premises bears to the entire Rentable Area of the Premises immediately prior to such taking.

ARTICLE XII

ASSIGNMENT, SUBLETTING AND ENCUMBERING LEASE

Section 12.1  No Assignment, Subletting or Encumbering of Lease.

(a)           Notwithstanding any references to assignees, subtenants, concessionaires or other similar entities in this Lease, Tenant shall not without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed (i) assign or otherwise transfer, or mortgage or otherwise encumber this Lease or any of its rights hereunder, or (ii) sublet the Premises, or (iii) permit the use of the Premises or any part thereof by any persons other than Tenant or its agents. Any such attempted or purported transfer, assignment, mortgaging or encumbering of this Lease or any of Tenant’s interest hereunder, and any attempted or purported subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence, whether voluntary or involuntary or by operation of law or otherwise, shall be null and void and shall not confer any rights upon any purported transferee, assignee, mortgagee or occupant. Nothing contained elsewhere in this Lease shall authorize Tenant to enter into any franchise, concession, license, permit, sub-tenancy, departmental operation arrangements or the like, except pursuant to the provisions of this Article XII.

(b)            Notwithstanding the provisions of Sections 12.1(a), Tenant shall have the right to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Successor Entity”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or (ii) which purchases all or substantially all of the assets of Tenant, or (iii) which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or (iv) which merges or combines with Tenant, provided that in any of the foregoing events, the entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g., net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) and cash flow which are reasonably adequate to satisfy the obligations under the Lease through the end of the term hereof (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Except in cases of statutory merger, in which case the surviving entity in the merger shall be liable as Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

(c)           Without conferring any rights upon Tenant not otherwise provided in this Article XII, should Tenant desire to enter into an assignment, sublease or transfer of this Lease or Tenant’s rights hereunder other than as set forth in Section 12.1(b), Tenant shall request in writing Landlord’s consent to the assignment, sublease or transfer at least thirty (30) days before the proposed effective date of the assignment, sublease or transfer, providing the following to the extent that they are available: (i) the full particulars of the proposed assignment, sublease or transfer of this Lease or Tenant’s rights hereunder, including its nature, effective date, terms and conditions, and copies of any offers, draft agreements, subleases, letters of commitment or intent and other documents pertaining to the proposed transfer; (ii) a description of the identity, net worth of the proposed transferee, including (without limitation) copies of the proposed transferee’s latest income, balance sheet and changes in financial position statements (with accompanying notes and disclosures of all material changes thereto) in audited form, if available, and certified as accurate by the proposed transferee; and (iii) any further information relevant to the proposed transfer which Landlord shall request after receipt of Tenant’s request for consent. Tenant shall, concurrently with any request for Landlord’s consent, pay to Landlord a fee in the sum of Five Hundred Dollars ($500.00) for Landlord’s review and processing of such request, and Landlord shall not be obligated to review such request prior to Landlord’s receipt of such fee. Landlord, after receiving such request, shall have a thirty (30) day period in which to provide written notice to Tenant informing Tenant that Landlord approves the transfer (with or without conditions), disapproves the transfer or will elect to recapture the Premises as provided for in Section 12.4 below. The consent by Landlord to any proposed assignment or sublease shall not release Tenant from any covenant or obligation under this Lease, nor be deemed a waiver or release of the non-assignability covenants in their future application, nor shall the collection or acceptance of rent from any such assignee, transferee, subtenant or occupant constitute a waiver of or a release of Tenant from any covenant or obligation contained in this Lease.

(d)           Without conferring any rights upon Tenant not otherwise provided in this Article XII, in the event of an assignment or transfer of Tenant’s interest in this Lease, or a sublease of all or a portion of the Premises, to a bona fide third party for value and other than as set forth in Section 12.1(b), in the event that any monthly rent or other payment accruing to Tenant as the result of any such assignment, transfer, or sublease, including any lump sum or periodic payment in any manner relating to such assignment, transfer or sublease, is in excess of the rent then payable by Tenant under this Lease, then one-half of such excess shall be paid by Tenant to Landlord monthly. Landlord may require a certificate from Tenant specifying the full amount of any such payment of whatsoever nature.

(e)           All reasonable costs and expenses, including attorneys’ fees (which shall include the cost of any time expended by Landlord’s attorneys (including in-house counsel)) incurred by Landlord in connection with any proposed or purported assignment, transfer or sublease shall be borne by Tenant and shall be payable to Landlord.

Section 12.2 Assignment or Sublet. If this Lease is transferred or assigned, as aforesaid, or if the Premises or any part thereof shall be sublet or occupied by any person or entity other than Tenant, whether as a result of any act or omission by Tenant, or operation of law, or otherwise, then Landlord, whether before or after default by Tenant, may, in addition to, and not in diminution of or substitution for, any other rights and remedies under this Lease or pursuant to law to which Landlord may be entitled as a result thereof, collect rent from the transferee, assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such transfer, assignment, subletting, occupancy or collection shall be deemed a waiver of the covenants contained herein, or the acceptance of the transferee, assignee, subtenant or occupant as the tenant hereunder, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant set forth in this Lease. Unless and until Landlord exercises its right pursuant to the immediately-preceding sentence, Tenant shall be entitled to collect rentals payable under approved subleases.

Section 12.3 Transfer of Landlord’s Interest. In the event of any transfer of Landlord’s interest in the Premises, including a sale or lease, the transferor shall be automatically relieved of any and all obligations on the part of Landlord accruing from and after the date of such transfer, provided that (a) the interest of the transferor, as Landlord, in any funds then in the hands of Landlord in which Tenant has an interest shall be turned over, subject to such interest, to the transferee; and (b) notice of such sale, transfer or lease shall be delivered to Tenant as required by law.

Section 12.4 Recapture of Premises. In the event Tenant proposes to assign its interest in this Lease or sublet more than fifty percent (50%) of the Premises, it shall first give notice thereof (the “Assignment/Subletting Notice”) to Landlord together with all other information requested by Landlord with respect to the subject assignment or subletting. Within twenty-one (21) days after Landlord’s receipt of an Assignment/Subletting Notice and such required and/or requested information from Tenant, and provided that the subject assignment or sublease is not one permitted without the prior consent of Landlord, Landlord may elect by notice (the “Recapture Termination Notice”) in writing to Tenant to terminate this Lease and recapture the Premises, in which event this Lease shall automatically terminate on the ninetieth (90th) day (the “Termination Date”) following Tenant’s receipt of the Termination Notice with the same force and effect as if said Termination Date had been designated as the expiration date of this Lease, and Landlord and Tenant shall upon such Termination Date be released from any and all liabilities thereafter accruing hereunder. All Minimum Rent and Additional Rent payable by Tenant hereunder shall be apportioned as of the Termination Date and Tenant shall promptly pay to Landlord any amounts so determined to be due and owing by Tenant to Landlord, and conversely Landlord shall promptly reimburse Tenant for any amounts prepaid by Tenant for periods subsequent to the Termination Date. Notwithstanding any Termination Notice given to Tenant by Landlord within the aforesaid twenty-one (21) day period, Tenant shall have the right within ten (10) days after its receipt of the Termination Notice to give Landlord notice (the “Rescission Notice”) of its rescission of the Assignment/Subletting Notice, and upon Landlord’s receipt of the Rescission Notice the Termination Notice previously given by Landlord shall be deemed null and void; in such event, Tenant shall not assign this Lease or sublet the Premises as proposed in its Assignment/Subletting Notice. The above recapture rights shall not apply to an assignment or sublet permitted under Section 12.1(b) above.

Section 12.5 Continuing Liability. No assignment, subletting or other transfer or encumbrance of Tenant’s interest under this Lease shall reduce, diminish or otherwise affect the liability of Tenant hereunder except as expressly set forth herein to the contrary.

ARTICLE XIII

SUBORDINATION, ATTORNMENT, FINANCING AND ESTOPPEL CERTIFICATE

Section 13.1 Subordination. Tenant agrees that this Lease shall be subordinate to any mortgages that are now, or may hereafter be, placed upon the Office Building or any portion thereof and to any and all advances to be made thereunder, and to interest thereon, and all amendments, modifications, renewals, replacements and extensions thereof, provided that the mortgagees or beneficiaries named in said mortgages or trust deeds shall agree to recognize the interest of Tenant under this Lease in the event of foreclosure, if Tenant is not then in default. Tenant also agrees that any mortgagee or beneficiary may elect to have this Lease constitute a prior lien to its mortgage, and in the event of such election and upon notification by such mortgagee or beneficiary to Tenant to that effect, this Lease shall be deemed prior in lien to such mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage. Tenant further agrees that this Lease shall be subordinate to any ground leases or underlying leases (including, without limitation, any lease entered into in connection with the Public Financing) that are now, or may hereafter be, placed upon the Building or any portion thereof and all amendments, modifications, renewals, replacements and extensions thereof. Tenant also agrees that any ground lessor or underlying lessor may elect to have this Lease constitute a prior lien to its ground lease or underlying lease, and in the event of such election and upon notification by such ground lessor or underlying lessor to Tenant to that effect, this Lease shall be deemed prior in lien to such ground lease or underlying lease, whether this Lease is dated prior to or subsequent to the date of said ground lease or underlying lease. Tenant’s acknowledgment and agreement of subordination provided for in this Section 13.1 is self-operative, and no further instrument of subordination shall be required; however, Tenant agrees that within ten (10) days of the request of Landlord, from time to time, Tenant shall execute the Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) attached hereto as Exhibit F or whatever other reasonable instruments may be required to carry out the intent of this Section. The form of SNDA attached hereto as Exhibit F shall be deemed reasonable for all relevant purposes; provided further that such subordination is conditioned on any such mortgagee, beneficiary, ground lessor or future title holder agreeing not to disturb Tenant’s rights under this Lease so long as Tenant is not in default hereunder beyond any applicable notice and cure periods. Tenant agrees to simultaneously give to any mortgagee of the Building by registered or certified mail, a copy of any notice of default served upon Landlord provided that Tenant has been notified in writing of the names and addresses of such mortgagee(s) (the execution and delivery of the SNDA shall constitute such notice to Tenant) and such parties shall have the same cure rights as Landlord has under this Lease and any additional cure rights provided in the SNDA. Any reference in this Article XIII to a “mortgage” or “mortgagee” shall also be deemed to mean a deed to secure debt and the holder thereof, respectively. Notwithstanding anything to the contrary contained in this section, (i) Landlord agrees to use commercially reasonable efforts to obtain a SNDA in form reasonably acceptable to Tenant from the holder of any existing or future mortgage on the Building, and (ii) with respect to the holder of any future mortgage on the Building, the subordination provisions set forth herein shall not be effective until Tenant receives an SNDA from such future mortgagee.

Section 13.2 Attornment. In the event any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under, any mortgage or other security instrument made by Landlord affecting the Building or any portion thereof, or in the event that Landlord sells, conveys or otherwise transfers its interest in the Building or any portion thereof, or in the event a ground lease or underlying lease affecting the Premises is terminated, this Lease shall remain in full force and effect and at the option of the new owner (or lessor, as applicable), Tenant shall attorn to, and hereby covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner (or lessor, as applicable) upon the request of new owner (or lessor, as applicable) whereby Tenant attorns to such successor-in-interest and recognizes such successor-in-interest as Landlord under this Lease. Payment by or performance of this Lease by any person, firm or corporation claiming an interest in this Lease or the Premises by, through or under Tenant without Landlord’s (or such new owner’s, as applicable) consent in writing shall not constitute an attornment or create any interest in this Lease or the Premises. If any mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure: neither the mortgagee nor any person or entity acquiring title to the Building as a result of foreclosure or trustee’s sale, nor any successor or assign of either of the foregoing, shall be unless otherwise agreed in writing (i) liable for or obligated to cure any default by Landlord or liable for any act or omission of Landlord (except those of a continuing nature), (ii) bound by or liable for any payment of Rent which may have been made more than thirty (30) days before the due date of such installment, (iii) subject to any defense or offset which Tenant may have to the payment of Rent or other performance under this Lease arising from any default by Landlord (except for those abatement rights, if any, expressly set forth in this Lease), (iv) bound by any amendment or modification to this Lease made without the consent of such mortgagee or (v) bound by any warranty or representation of Landlord relating to work performed by Landlord under this Lease.

Section 13.3 Estoppel Certificate. Tenant shall, without charge therefor, within ten (10) business days after request by Landlord or any mortgagee of the Office Building, execute and deliver to Landlord, a written estoppel certificate, in reasonable form, certifying to Landlord, any mortgagee, or any purchaser of the Building or any other person designated by Landlord, as of the date of such estoppel certificate: (a) that Tenant is in possession of the Premises and has unconditionally accepted the same; (b) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and setting forth such modifications); (c) whether or not there are then existing any set-offs or defenses against the enforcement of any right or remedy of Landlord, or any duty or obligation of Tenant, hereunder (and, if so, specifying the same in detail); (d) that rent is paid currently; (e) the dates, if any, to which any rent has been paid in advance; (f) whether or not there is then existing any claim of Landlord’s default under this Lease and, if so, specifying the same in detail; (g) that Tenant has no knowledge of any event having occurred that authorized the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail); and (h) any other matters relating to the status of this Lease that Landlord or its mortgagee may request be confirmed, provided that such facts are accurate and ascertainable.

ARTICLE XIV

RESERVED

ARTICLE XV

DEFAULT AND REMEDIES

Section 15.1 Elements of Default. If any one or more of the following events occur, said event or events shall constitute a “default”:

(a)           the failure of Tenant to take possession of the Premises within one hundred fifty (150) days after the delivery of possession by Landlord in accordance with the terms of this Lease, or if Tenant permanently vacates or abandons the Premises after having taken possession of the Premises;

(b)           the failure of Tenant to pay any Rent or other charges required to be paid by Tenant when same shall become due and payable hereunder and such failure shall continue for ten (10) days after Tenant’s receipt of written notice thereof (provided however, that such notice shall only be required to be given, and such cure right shall only be available, to Tenant three (3) times in any twelve (12) month period);

(c)           the failure of Tenant to perform or observe any term or condition of this Lease (other than as set forth in subparagraphs (a), (b), (d) and (e) of this Section 15.1), if such failure shall continue for thirty (30) days after written notice or, if such failure cannot reasonably be cured within thirty (30) days Tenant fails to commence such cure within such thirty (30) day period and thereafter diligently pursue such cure to completion;

(d)           if any writ of execution, levy, attachment or other legal process of law shall occur with respect to Tenant’s assets, merchandise or fixtures or Tenant’s estate or interest in the Premises that substantially impairs Tenant’s ability to perform its obligations under this lease; or

(e)           if Tenant shall be liquidated or dissolved or shall begin proceedings toward such liquidation or dissolution, or shall in any manner permit the divestiture of all or any substantial part of Tenant’s assets.

Section 15.2  Landlord’s Remedies. In the event of any such default or breach by Tenant, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such default or breach:

(a)           Landlord, in addition to other rights or remedies it may have, shall have the right, by written notice to Tenant, to declare this Lease terminated and the Term ended, in which event this Lease and the Term shall terminate with the same force and effect as though the date set forth in the notice of termination was the date originally set forth herein and fixed for the expiration of the then-current Term, and Tenant shall immediately vacate and surrender the Premises in accordance with Section 18.1, but shall remain liable for all obligations arising during the balance of the then-current Term as if this Lease had remained in full force and effect. In the case where Landlord has terminated the Lease, Landlord shall use reasonable efforts to re-lease the Premises to mitigate the damages to Landlord. If Tenant fails to vacate the Premises, Landlord may utilize any remedy available to it at law to regain possession of the Premises.

(i)           The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)           The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)           The worth at the time of award of the amount by which the unpaid rent for the balance of the Term (excluding any unexercised Option Periods) after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)           At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term “rent” as used in this Subsection 15.2(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Subsections 15.2(a)(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the rate specified in Section 21.12 hereof, but in no case greater than the maximum amount of such interest permitted by law. As used in Subsection 15.2(a)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of Atlanta at the time of award plus one percent (1%).

(b)           Landlord shall have the right to bring a summary proceeding to recover possession from Tenant. No commencement of any action for re-entry shall be construed as an election to terminate this Lease, nor shall it absolve or release Tenant from any of its obligations for the remainder of the Term.

(c)           Upon any reletting, all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and the costs of any alterations and repairs; third, to the payment of rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rentals and other sums received from such reletting during any month shall be less than the amount payable to Landlord by Tenant hereunder for the subject month, Tenant shall reimburse Landlord for all costs and expenses of such reletting within thirty (30) days after Landlord’s written request; if such rentals and other sums shall be more, Tenant shall have no right to, and shall receive no credit for, the excess. Such deficiency shall be calculated and paid monthly.

(d)           Any damage or loss of rent sustained by Landlord may be recovered by Landlord, at Landlord’s option, at the time of the reletting or termination, in a single action or in separate actions from time to time as said loss of rents or damages shall accrue, or in a single proceeding deferred by Landlord or with jurisdiction reserved by the court until the expiration of the Term (in which event Tenant hereby agrees that, at Landlord’s option, the cause of action shall not be deemed to have accrued until the date of expiration of the Term). In case suit shall be brought for recovery of the Premises, or for the recovery of rent or any other amount due under the provisions of this Lease, Tenant shall pay to Landlord all expenses incurred therefor, including reasonable attorneys’ fees.

(e)           Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives for itself and all persons claiming by or through Tenant, any and all rights to redeem, reinstate, restore, or obtain relief from forfeiture of this Lease granted by or under any present or future law in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Section 15.3  Bankruptcy.

(a)           Neither Tenant’s interest in this Lease, any guarantor of this Lease, any estate hereby created in Tenant nor any interest herein or therein, shall pass to any trustee or receiver or assignee for the benefit of creditors or otherwise by operation of law, except as may specifically be provided pursuant to the Bankruptcy Code (11 USC §101 et. seq.), as the same may be amended from time to time.

(b)           It is understood and agreed that this Lease is a lease of real property in an office building as such lease is described in Section 365 of the Bankruptcy Code, as the same may be amended from time to time. Upon the filing of a petition by or against Tenant or any guarantor of this Lease under the Bankruptcy Code, Tenant or any guarantor of this Lease, as debtor and as debtor-in-possession, and any trustee who may be appointed with respect to the assets of or estate in bankruptcy of Tenant or any guarantor of this Lease, agree to pay monthly in advance on the first day of each month, as reasonable compensation for the use and occupancy of the Premises, an amount equal to all Minimum Rent, Additional Rent and other charges otherwise due pursuant to this Lease. Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of the assumption and/or assignment of this Lease are the following: (1) the cure of any monetary defaults and reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (2) the deposit of a sum equal to not less than three (3) months’ Minimum Rent and Additional Rent, which sum shall be determined by Landlord, in its sole discretion, to be a necessary deposit to secure the future performance under this Lease of Tenant or its assignee; (3) the use of the Premises as set forth in Section 5.1 of this Lease being unchanged; and (4) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security.

Section 15.4 Additional Remedies and Waivers. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now or hereafter provided by law or in equity, and all such rights and remedies shall be cumulative (provided that no duplicate recovery of damages shall result therefrom). No action or inaction by Landlord shall constitute a waiver of a default or termination, and no waiver of default or termination shall be effective unless it is in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions or covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions and covenants herein contained.

Section 15.5 Landlord’s Cure of Default. If Tenant shall be in default hereunder after notice and opportunity to cure as set forth in Section 15.1, Landlord shall have the option, but not the obligation, upon three (3) days written notice to Tenant (except in the event of any dangerous condition or emergency, in which event no notice shall be required), to cure the act or failure constituting said default for the account of and at the expense of Tenant. Landlord’s cure of, or attempt to cure, any act or failure constituting the default by Tenant shall not result in a waiver or release of Tenant’s obligations under this Lease. Tenant agrees to pay Landlord Interest, in accordance with Section 21.12 below, on all sums expended by Landlord pursuant to this Section 15.5 from the date of such expenditure, and Tenant agrees to pay the costs incurred by Landlord pursuant to this Section 15.5, plus Interest on such costs, to Landlord upon demand.

Section 15.6 Landlord's Default and Tenant's Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of ninety (90) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within ninety (90) days, such default shall be deemed to have been cured if Landlord substantially and materially commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same as promptly as is commercially reasonable; provided, however, that such notice and opportunity to cure shall not apply to Landlord’s default under Sections 4.1 or 4.3 or in the event of an emergency caused by Landlord’s default. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, including reasonable attorneys’ fees, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, except as expressly provided separately or hereunder. In no event, however, shall Landlord be liable for any consequential or punitive damages. No waiver by Tenant of any violation or breach of any of the terms, provisions or covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions and covenants herein contained.

ARTICLE XVI

RIGHT OF ACCESS

Landlord, its agents and employees may, upon twenty-four (24) hours’ prior notice when possible to Tenant (except in the event of an emergency, in which event no notice shall be required), enter upon the Premises for the purpose of: (a) inspecting the same; (b) performing any obligation of Landlord under this Lease; and (c) showing the Premises to prospective purchasers, lenders or lessees (but only in the last twelve (12) months of the Term). Landlord reserves the right to erect, use, maintain and repair pipes, conduits, plumbing, vents, ducts and wires in, to, under and through the Premises to the extent that Landlord deems necessary for the proper operation and maintenance of the Office Building; provided, however, that Landlord shall not unreasonably interfere with Tenant’s use and enjoyment of the Premises. Landlord agrees to hold Tenant harmless from any damage or injury to person or property to the extent resulting from Landlord exercising its rights under this Article XVI. Landlord shall use reasonable efforts to avoid material interference with the operation of Tenant’s business within the Premises. Except in the event of an emergency, Landlord shall not enter the Premises without an employee of Tenant accompanying Landlord’s representative provided that Tenant makes an employee available following Landlord’s notice to Tenant of the necessity therefor. If Landlord’s repairs and other obligations as provided above shall render the Premises substantially untenantable for any period of time, Tenant shall be entitled to an equitable abatement of Minimum Rent (unless such condition is the result of Force Majeure) until such time as the Premises are again tenantable. In the event that Landlord and Tenant are unable to agree as to the amount of any such equitable abatement, the same shall be determined by arbitration.

ARTICLE XVII

DELAYS

If Landlord or Tenant is delayed or prevented from performing any of their respective obligations during the Term because of strikes, lockouts, labor troubles, acts of God, natural disasters, inability to procure materials, failure of power, governmental restrictions or reasons of a like nature not the fault of the party delayed in performing such obligation, then the period of such delays shall be deemed added to the time herein provided for the performance of any such obligation, and the defaulting party shall not be liable for losses or damages caused by such delays; provided, however, that this Article shall not apply to the payment of any sums of money required to be paid by Tenant hereunder or any obligation of Landlord or Tenant that can be satisfied by the payment of money, or affect Tenant’s right to terminate this Lease under Section 4.2 above.

ARTICLE XVIII

END OF TERM

Section 18.1 Return of Premises. Upon the expiration or sooner termination of the Term, Tenant shall surrender to Landlord the Premises in accordance with the terms of this Lease and in a broom-clean condition, in good order, condition and repair, ordinary wear and tear excepted, and shall surrender to Landlord all keys to the Premises. Subject to the provisions of Section 4.5 above, Tenant, at its expense, shall promptly remove all personal property of Tenant, repair all damage to the Premises caused by such removal and restore the Premises to substantially the same condition that existed prior to the installation of the property so removed. Any personal property of Tenant not removed within ten (10) days following the expiration or earlier termination of this Lease shall be deemed to have been abandoned by Tenant and shall, at Landlord’s option, become the property of Landlord, and may be retained or disposed of by Landlord, as Landlord shall desire. Tenant’s obligation to observe or perform the covenants set forth in this Section shall survive the termination of this Lease.

Section 18.2 Holding Over. If Tenant shall hold possession of the Premises after the expiration or termination of this Lease, at Landlord’s option (a) Tenant shall be deemed to be occupying the Premises as a tenant from day to day at one hundred twenty-five percent (125%) of Minimum Rent following the lease expiration for the first three (3) months of such holding over and thereafter at one hundred fifty percent (150%) of Minimum Rent, and other charges in effect during the last Lease Year immediately preceding such holdover and otherwise subject to all of the terms, covenants and conditions of this Lease; or (b) Landlord may exercise any other remedies it has under this Lease or at law or in equity including an action for wrongfully holding over. No extension or renewal of this Lease shall be deemed to have occurred by any holding over.

ARTICLE XIX

COVENANT OF QUIET ENJOYMENT

Landlord covenants that, so long as Tenant pays the rent and all other charges and performs all of its obligations provided for herein, Tenant shall at all times during the Term peaceably have, hold and enjoy the Premises, without any interruption or disturbance from Landlord or anyone lawfully or equitably claiming through or under Landlord, subject to the terms hereof.

ARTICLE XX

RESERVED

ARTICLE XXI

MISCELLANEOUS

Section 21.1 Entire Agreement. This Lease contains the entire agreement between the parties hereto, and there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between them other than as herein set forth except as expressly set forth in Section 21.35. No change or modification of this Lease or of any of the provisions hereof shall be valid or effective unless the same is in writing and signed by the parties hereto. No alleged or contended waiver of any of the provisions of this Lease shall be valid or effective unless in writing signed by the party against whom it is sought to be enforced.

Section 21.2 Notices. All notices, requests, demands or other communications hereunder shall be in writing and deemed given (i) when delivered personally, or (ii) three days after the day deposited in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid, or (iii) on the day after the day deposited with a recognized overnight courier service (such as Federal Express), in all events addressed as follows (or to such other address which a party may from time to time hereafter designate by notice given in accordance with this Section 21.2):

If to Landlord:
Celebration Pointe Office Partners II, LLC

2579 S.W. 87th Drive

Gainesville, FL 32608

Attention: Svein H. Dyrkolbotn

with a copy to:
Holden, Carpenter & Roscow, PL
5608 NW 43rd Street Gainesville, Florida 32653
Attention: Charles I. Holden, Jr.

or to such other addresses as Landlord shall designate by giving notice thereof to Tenant.

If to Tenant:
SharpSpring Technologies, Inc.
550 S.W. 2nd Avenue
Gainesville, Florida 32601
Attention: Edward Lawton

or to such other addresses as Tenant shall designate by giving notice thereof to Landlord.

The time to reply to any such notice, request, demand or other communication shall commence upon actual or deemed delivery, however. Refusal to accept delivery by any party or the inability to deliver any communication because of a changed address of which no notice has been given in accordance with this Section 21.2 shall constitute delivery. Notices may be given by a party’s attorney or other authorized representative.

Section 21.3 Governing Law. It is the intent of the parties hereto that all questions with respect to the construction of this Lease and the rights and the liabilities of the parties hereto shall be determined in accordance with the laws of the State of Florida, and that all disputes arising hereunder shall be heard and decided in the local jurisdiction where the Office Building is located.

Section 21.4. Successors. This Lease and all rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties; and if there shall be more than one Tenant, or more than one person or entity acting collectively as Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements contained herein. Any restriction on or requirement imposed upon Tenant hereunder shall be deemed to extend to Tenant’s guarantor, Tenant’s sublessees, Tenant’s assignees and Tenant’s invitees, and it shall be Tenant’s obligation to cause the foregoing persons to comply with such restrictions or requirements. No rights, however, shall inure to the benefit of any assignee or other transferee of Tenant, and no rights or benefits shall be conferred upon any such assignee or transferee by reason of this Section 21.4, unless such rights or benefits shall be expressly otherwise set forth in this Lease.

Section 21.5 Brokers. Landlord and Tenant acknowledge that Front Street Commercial Real Estate Group is the only broker involved in this transaction and all brokerage fees associated with this transaction shall be paid by Landlord subject to the terms of a separate agreement.

Section 21.6  Transfer by Landlord. Landlord hereunder shall have the right to freely assign this Lease without notice to or the consent of Tenant.

Section 21.7 No Partnership. Notwithstanding anything to the contrary contained in this Lease, Landlord shall not be deemed to be a partner of Tenant or a joint venture with Tenant.

Section 21.8 Waiver of Counterclaims. Intentionally deleted.

Section 21.9 Waiver of Jury Trial. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON, OR IN RESPECT OF, ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

Section 21.10 Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

Section 21.11. No Waiver. No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Tenant, and no failure by Landlord to exercise any right or remedy available upon a breach of any such term, covenant, agreement, provision, condition or limitation of this Lease, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition or limitation of this Lease.

Section 21.12 Interest. Any amount due from Tenant to Landlord which is not paid when due shall bear Interest from the date due until paid, unless otherwise specifically provided herein, but the payment of such Interest shall not excuse or cure any default by Tenant under this Lease. In no event shall any Interest calculated under this Lease be at a rate which is higher than the maximum rate which is allowed under the usury laws of the State, which maximum rate of interest shall be substituted for the rate in excess thereof, if any, computed pursuant to this provision.

Section 21.13 Rules and Regulations. Tenant agrees to comply with the Rules and Regulations attached hereto as Exhibit B and observe all other reasonable and non-discriminatory rules and regulations established by Landlord from time to time. Tenant’s failure to keep and observe such rules and regulations shall constitute a default under this Lease. Landlord shall, to the extent commercially reasonable and practicable, apply the Rules and Regulations uniformly.

Section 21.14 Financial Statements. Provided that Tenant is in default under this Lease, Tenant shall within ten (10) days after Landlord’s request therefor, furnish Landlord financial statements outlining Tenant’s then-current financial condition. If required by Landlord’s lender, then Tenant shall within ten (10) days after Landlord’s request therefor, furnish Landlord financial statements outlining Tenant’s then-current financial condition; provided, however, that Tenant shall not be required to provide such financial statements more than once per calendar year. Landlord shall keep all financial information provided in a confidential manner.

Section 21.15 General Rules of Construction. (a) This Lease may be executed in several counterparts, and the counterparts shall constitute one and the same instrument; (b) Landlord may act under this Lease by its attorney or agent; (c) wherever a requirement is imposed on Tenant hereunder, Tenant shall be required to perform such requirement at its sole cost and expense unless it is specifically otherwise provided herein; (d) (i) wherever appropriate herein, the singular includes the plural and the plural includes the singular; whenever the word “including” is used herein without further explanation, it shall be deemed to mean “including, without limitation”; and (iii) the words “re-enter” and “re-entry” as used herein shall not be restricted to their technical legal meaning; (e) anything in this Lease to the contrary notwithstanding: (i) any provision hereof which permits or requires a party to take any particular action shall be deemed to permit or require, as the case may be, such party to cause such action to be taken; and (ii) any provision hereof which requires any party not to take any particular action shall be deemed to require such party to prevent such action to be taken by any person or by operation of law.

Section 21.16 Recording. Neither this Lease nor any memorandum hereof may be recorded without the express written consent of Landlord.

Section 21.17 Effective Date. For all purposes hereof, the “Effective Date” of this Lease shall be the date upon which this Lease shall have been executed by both parties and physically delivered by Landlord to Tenant or its attorney, which date shall be inserted in the introductory paragraph on page 1 and on the title page of this Lease. Prior to the Effective Date, neither this Lease nor anything hereunder shall be legally binding on either Landlord or Tenant, and the submission of this Lease by Landlord to Tenant prior to such Effective Date for examination or consideration by Tenant or discussion between Landlord and Tenant shall not constitute a reservation of or option for the Premises or create any legal obligation or liability whatsoever on Landlord.

Section 21.18 Headings. The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

Section 21.19 Tenant Liability. If two or more individuals, corporations, partnerships or other persons (or any combination of two or more thereof) shall sign this Lease as Tenant, the liability of each such individual, corporation, partnership or other persons to pay rent and perform all other obligations hereunder shall be deemed to be joint and several, and all notices, payments and agreements given or made by, with or to any one of such individuals, corporations, partnerships or other persons shall be deemed to have been given or made by, with or to all of them.

Section 21.20 Other Tenants. Except as specifically set forth herein, Landlord reserves the absolute right to effect tenancies in the Project and the Office Building as Landlord shall determine in the exercise of its sole business judgment.

Section 21.21 Due Authorization. If Tenant is a corporation, a limited liability company or a partnership, the person(s) executing this Lease on behalf of Tenant hereby covenants and warrants that: Tenant is a duly formed corporation or a duly formed limited liability company or a duly created partnership (as the case may be) in good standing, qualified to do business in the state in which the Office Building are located; such persons are duly authorized by such corporation or limited liability company or partnership to execute and deliver this Lease on behalf of such corporation, limited liability company or partnership; and this Lease constitutes a valid and binding agreement of Tenant in accordance with the terms hereof. In connection with this Section 21.21, Tenant agrees to execute and deliver to Landlord upon written request by Landlord or Landlord’s mortgagee, authorizing resolutions or written consent authorizing Tenant to enter into this Lease and any amendments or modifications of the Lease.

Section 21.22 Confidentiality. It is agreed and understood that Tenant may not disclose any of the terms and provisions contained in this Lease to any other tenant or occupant in the Office Building or to any agent, employee, subtenant or assignee of such tenant or occupant. Tenant acknowledges that any breach by Tenant of the agreements set forth in this Section 21.22 shall cause Landlord irreparable harm.

Section 21.23 Attorneys’ Fees. In any action or proceeding hereunder, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable costs and expenses in such action or proceeding, including reasonable attorneys’ fees, costs (including non-taxable costs) and expenses. The prevailing party shall be entitled to recover all of its reasonable attorneys’ fees in any dispute arising under this Lease, without regard to any fee-limiting statute. If either party is sued by a third party as a result of a violation of a covenant or warranty herein contained by the other party hereto, then the party who has violated the covenant or warranty shall be responsible for the reasonable costs and expenses in such action or proceeding incurred by the other party, including reasonable attorneys’ fees, costs (including non-taxable costs) and expenses.

Section 21.24 Waiver of Redemption by Tenant. TENANT HEREBY WAIVES FOR TENANT AND FOR ALL THOSE CLAIMING UNDER TENANT ALL RIGHT NOW OR HEREAFTER EXISTING TO REDEEM BY ORDER OR JUDGMENT OF ANY COURT OR BY ANY LEGAL PROCESS OR WRIT, TENANT’S RIGHT OF OCCUPANCY OF THE PREMISES AFTER ANY TERMINATION OF THIS LEASE.

Section 21.25 Non-Discrimination. Tenant herein covenants by and for itself, its successors and assigns, and all persons claiming under or through them, and this Lease is made and accepted upon and subject to the following conditions: That Tenant shall not discriminate against or segregate any person or group of persons, on account of race, color, religion, creed, national origin, ancestry, handicap, age, marital status, or sex in the leasing, subleasing, renting, transferring, use, occupancy, tenure or enjoyment of the Premises, nor shall Tenant for itself, or for any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number or occupancy of tenants, leases, subleases, subtenants, or vendors in the Premises.

Section 21.26   [Intentionally deleted]

Section 21.27 Telecommunications Equipment/Early Access. Tenant shall be entitled with advance written notice to install its telecommunications cabling, electrical wiring and related equipment during the period that Landlord is performing Landlord’s Work, provided that Tenant does not unreasonably interfere with Landlord’s Work. Tenant’s cabling and wiring shall remain on the Premises upon the expiration or earlier termination of this Lease. While Tenant is on the Premises, Tenant shall comply with all terms and provisions of this Lease, except those provisions requiring the payment of Rent.

Section 21.28 Landlord’s Right to Interrupt Utilities. When absolutely necessary by reason of accident or other cause occurring in the Premises or elsewhere in the Project, or in order to make any repairs or alterations or additions or improvements in or relating to the Premises or to other portions of the Project, and after having exhausted all available alternatives, Landlord reserves the right to enter the Premises, to interrupt the supply to the Premises or to the Common Areas, of steam, electricity, water, gas, and other utilities, if any, and also to suspend the operation of the heating or air-conditioning systems in or to the Premises or any other portion of the Project, until said repairs, alterations, additions or improvements shall have been completed. If an interruption happens as a result of Landlord’s work provided above and it renders the Premises substantially untenantable for any period of time, Tenant shall be entitled to an equitable abatement of Minimum Rent (unless such condition is the result of Force Majeure) until such time as the Premises are again tenantable. In the event that Landlord and Tenant are unable to agree as to the amount of any such equitable abatement, the same shall be determined by arbitration. In the event that such interruption or suspension shall render the Premises substantially untenantable for a continuous period in excess of fifteen (15) days, Tenant shall be permitted to terminate this Lease effective immediately upon written notice to Landlord; provided, however, that in the event Landlord cures the interruption or suspension on or before the receipt of Tenant’s termination notice, such termination notice shall be negated and the terms and conditions of this Lease shall continue in full force and effect. If Tenant elects to terminate this Lease, then this Lease shall be null and void and of no further force or effect, and Landlord shall return to Tenant any prepaid rent and/or any Security Deposit hereunder.

Section 21.29 Liability of Landlord. NEITHER LANDLORD, ANY PERSONS OR ENTITIES COMPRISING LANDLORD, NOR ANY SUCCESSOR-IN-INTEREST TO LANDLORD (OR TO SUCH PERSONS OR ENTITIES) SHALL HAVE ANY PERSONAL LIABILITY FOR ANY FAILURE BY LANDLORD TO PERFORM ANY TERM, COVENANT OR CONDITION OF THIS LEASE.

Section 21.30 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Building in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

Section 21.31 Non-Responsibility for Certain Liens. Pursuant to Section 713.10, Florida Statutes, as same may be amended or replaced from time to time, Landlord’s interest as herein described shall not be subject to liens for improvements made by Tenant or any subtenant, and upon request of Landlord, Tenant shall join in a Notice of Non-Responsibility attesting to such fact.

Section 21.32 Landlord Representations. Landlord hereby represents and warrants to Tenant as follows: (a) Landlord is the sole owner of the Building, and owns a fee simple interest therein; (b) as of the Effective Date, to the best of Landlord’s knowledge, with no duty of inquiry, neither the Premises, the Building, nor the property on which the Building is located are in violation of any Environmental Requirements of which Landlord has notice that have not been cured; and (c) as of the Effective Date, there is no action, suit or proceeding pending or, to the best of Landlord’s knowledge, with no duty of inquiry, threatened against or affecting the Building, or arising out of the ownership, management or operation of the Building, which could impair Landlord’s ability to observe the terms and conditions of this Lease.

Section 21.33 Expansion Right. If, during the term of the Lease, Tenant notifies Landlord in writing (a “Tenant Expansion Request Notice”) that Tenant has a need for additional space that is at a minimum of twenty-five percent (25%) larger than the then-current Premises, Landlord shall have ninety (90) days from its receipt of the Tenant Expansion Request Notice to identify office space located within a single building within the Project that is substantially equal to Tenant’s need as set forth in the Tenant Expansion Request Notice (the “Expansion Space”) and provide Tenant with an outline of the new space configuration, location, and schedule. Such Expansion Space shall be of similar quality and price as the Premises. Landlord shall then have twelve (12) months from the date of a signed agreement to expand to deliver the Expansion Space to Tenant. If Tenant delivers a Tenant Expansion Request Notice but (i) Landlord does not then have suitable space available or (ii) Landlord cannot deliver additional space to meet Tenant’s needs within the time periods prescribed in this Section 21.33, then at any time after the end of the third (3rd) Lease Year Tenant may terminate this Lease by written notice to Landlord; provided that no such termination shall be effective unless and until Tenant pays to Landlord an amount equal to the sum of (x) any unamortized tenant improvement expenses, (y) leasing commissions, and (z) a termination fee equal to three (3) months of the then-current Minimum Rent. Landlord hereby acknowledges and agrees that the expansion right under this Section 21.33 shall be in addition to, and not a substitute for, the other rights of first refusal and rights of first offer in this Lease, if any.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have signed this Lease as of the day and year first above written.

Witnesses:		LANDLORD:

CELEBRATION POINTE OFFICE PARTNERS II, LLC, a Florida limited liability company

Print Name:	By:	SHD-CELEBRATION POINTE, LLC, a Florida limited liability company, Manager

Print Name:

By: /s/ Svein Dyrkolbotn
Name: Svein Dyrkolbotn
Title: Manager

STATE OF FLORIDA             §

                                                 §
COUNTY OF ALACHUA      §

This instrument was ACKNOWLEDGED before me on                                                                                   , 2018, by SVEIN DYRKOLBOTN, as Manager of SHD-CELEBRATION POINTE, LLC, a Florida limited liability company, the Manager of CELEBRATION POINTE OFFICE PARTNERS II, LLC, a Florida limited liability company, on behalf of said Florida limited liability company, who is personally known to me or produced a                                driver's license as identification.

[ S E A L ]
Notary Public, State of Florida

My Commission Expires:

(Printed Name of Notary Public)

Witnesses:	TENANT:

SHARPSPRING TECHNOLOGIES, INC., a Delaware corporation

Print Name:

Print Name:

By: /s/ Edward Lawton
Name: Edward Lawton
CFO

STATE OF FLORIDA              §

                                                  §
COUNTY OF __________      §

This instrument was ACKNOWLEDGED before me on                                                                                    , 2018, by Edward Lawton, as CFO of SharpSpring Technologies, Inc., a Florida corporation, on behalf of said company, who is personally known to me or produced                                                   as identification.

[ S E A L ]
Notary Public, State of ___________

My Commission Expires:

(Printed Name of Notary Public)

EXHIBIT A-1

Site Plan of the Project

[exhibit A-1 begins on following page]

EXHIBIT A-2

Site Plan of the Building

EXHIBIT B
RULES AND REGULATIONS

Tenant expressly covenants and agrees, at all times during the Term, and at such other times as Tenant occupies the Premises or any part thereof, to comply, at its own cost and expense, with the following:

Landlord shall enforce all rules and regulations in a non-discriminatory manner among all tenants within the Building.

1.           The sidewalks, halls, passages, exits, entrances, elevators, and stairways of the Building shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The halls, passages, exits, entrances, elevators, and stairways are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No tenant and no employee or invitee of any tenant shall go upon the roof of the Building except such roof or portion thereof as may be contiguous to the Premises of a particular tenant and may be designated in writing by Landlord as a roof deck or roof garden area.

2.           Following the completion of initial construction of the Building and opening of the Building for business, access to the elevators during the hours of 8:00 am and 6:00 pm shall be limited to passengers and tenants. No hand trucks, construction personnel, or construction equipment shall be permitted in the Building elevators or carried through the main Building entrances and exits except between the hours of 6:15 pm and 7:45 am (such limitations do not apply to any freight elevators that serve the Building). The elevator shall otherwise be available for use by all tenants in the Building, subject to such reasonable scheduling as Landlord in its discretion shall deem appropriate. The persons employed to move equipment in or out of the Building must be acceptable to Landlord. Landlord shall have the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Building and the hours of delivery. Heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as is necessary to properly distribute the weight and only during the hours listed above. Landlord will not be responsible for loss of or damage to any such property from any cause and all damage done to the Building by moving or maintaining such property shall be repaired at the expense of Tenant.

3.           Tenant shall not (i) suffer, allow or permit any vibration, noise, odor or flashing or bright light to emanate from the Premises or from any machine or other installation located therein, or otherwise suffer, allow or permit the same to constitute a nuisance to or interfere with the safety, comfort or convenience of Landlord or of any other occupant or user of the Office Building or retail space below; (ii) display, paint, or place any handbills, bumper stickers or other advertising devices on any vehicle(s) parked in the parking area(s) of the Project or the parking deck, whether belonging to Tenant, its employee(s), or any other person(s); (iii) solicit business or distribute any handbills or other advertising materials in the common areas of the Project; (iv) conduct or permit any activities on or about the Building that constitute a public or private nuisance; (v) permit the parking of any vehicles or the placement of any displays, trash receptacles or other items, so as to interfere with the use of any driveway, fire lane, corridor, walkway, parking area, mall or any other common areas of the Project; (vi) use or occupy the Premises or permit anything to be done therein which in any manner might cause injury or damage in or about the Project; or (vii) use or occupy the Premises in any manner which is unreasonably annoying to other tenants in the Project unless directly occasioned by the proper conduct of Tenant's business in the Premises.

4.           Tenant shall secure and protect the Premises, and all property located within the Premises. Tenant acknowledges and agrees that it, and not Landlord, is solely responsible for securing and protecting the Premises, and all property located within the Premises.

5.           Tenant shall use the plumbing within the Premises and the Office Building only for the purpose for which it is designed. Tenant shall be solely responsible for any breakage, stoppage or damage resulting from its violation of this provision, and shall pay any costs associated therewith to Landlord upon demand as Additional Rent.

6.           Smoking is prohibited in all areas of the Project except where expressly permitted by Landlord, if any. Landlord reserves the right to relocate or eliminate any such areas where smoking is permitted, at any time. Smoking within and immediately outside the Office Building is strictly prohibited.

7.           If Tenant undertakes any construction activities which cause any work stoppage, picketing, labor disruption or dispute, so as to interfere with activities at the Project or Building, Tenant shall, upon request from Landlord, immediately suspend any construction work being performed in the Premises giving rise to such labor problems. Tenant shall have no claim for damages of any nature against Landlord for such suspension nor shall the Commencement Date be extended as a result thereof.

8.           Tenant shall pay before delinquency all license and permit fees, and other charges of a similar nature, for the conduct of any business in, or any use of, the Premises. Upon request Tenant shall provide to Landlord a copy of all its permits associated with the operation of the Premises for the Permitted Use.

9.           Tenant shall not place a load on any floor in the Office Building which exceeds the load which the floor was designed to carry, or which may result in improper weight distribution on such floors.

10.           Tenant shall not install, operate or maintain in the Premises, or in any other area of the Office Building, electrical equipment which does not bear the Underwriters Laboratories seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation.

11.           Tenant shall not store, display, sell, or distribute any alcoholic beverages, dangerous materials, flammable materials, explosives, or weapons in the Premises, or conduct any unsafe activities therein, unless permitted pursuant to the Permitted Use, but may offer alcoholic beverages at employee social events and client events.

12.           No radio or television aerial, HVAC unit or other equipment or device may be erected by Tenant on the roof or on any exterior wall of the Premises, or the Office Building in which the Premises is located, without Landlord's prior written consent. Any aerial or other equipment installed without such written consent shall be subject to removal by Landlord, at Tenant's sole risk and expense, without notice. Notwithstanding any contrary provision of this Lease, Tenant shall have no right to access the roof of the Premises or of the Office Building in which the Premises is located for any reason (including, without limitation, repair and maintenance obligations, installation and/or repair of communications systems, etc.) without the prior written consent of Landlord, which consent shall be conditioned upon, but not limited to (a) the prior approval by Landlord of Tenant’s plans for the installation, repair or maintenance of any equipment;
(b) Tenant utilization of a contractor designated or approved by Landlord for all roof penetrations and access so as not to void any existing roof warranties; (c) Tenant maintenance of the area where roof penetrations or installations are made while Tenant’s equipment is present; (d) insuring the structural soundness of the roof; (e) the repair by Tenant of any damage to the roof caused by the making of roof penetrations or equipment installation, maintenance or repair, including, but not limited to, the repair of the roof penetrations upon the removal of any equipment installed thereon; (f) the coordination of the time and method of roof access, (g) the accompaniment by Landlord’s designated representative for such roof access.

13.           Except as may be expressly permitted under the Lease, Tenant shall not affix or maintain upon the glass panes and supports of the show windows, entrance ways, doors, exterior walls or roof of the Premises any signs, advertising placards, names, insignia, trademarks, descriptive material or any other such like item or items except those which shall have first received the written approval of Landlord as to size, color, type, location, duration, copy, nature and display qualities. Tenant shall not affix, tape, place or maintain within the interior of the Premises any paper signs, cardboard signs, advertising placards, descriptive material or other such item or items that can be seen from the exterior of the Office Building, except those which shall have first received the written approval of Landlord as to form, size, type, color, location, duration, copy, nature and display qualities. Tenant shall not install or maintain any flashing, revolving, travelling, fiber optic or other lighting deemed distractive by Landlord anywhere within or upon the Premises. Landlord may, at Tenant's cost, remove any item erected in violation of this subsection.

14.           The Premises shall not be used for housing, lodging or sleeping purposes or for any immoral or illegal purposes.

15.           Tenant shall not place any furniture, accessories or other materials on any balconies located within or adjacent to the Premises without having obtained Landlord's express written approval thereof in each instance.

16.           No sunscreen or other films shall be applied to the interior surface of any window glass. All glass, locks and trimmings in or upon the doors and windows of the Premises shall be kept whole, and when any part thereof shall be broken, the same shall be immediately replaced or repaired and put in order at Tenant's expense under the direction and to the satisfaction of Landlord, and shall be left whole and in good repair.

17.           Open fires of any type are hereby prohibited.

18.           The listing of the aforementioned items is not intended to be exclusive, but rather to indicate part of the scope and nature of the types of rules and regulations Landlord may impose. Landlord reserves the right, in its reasonable discretion and from time to time, to amend, alter, add and subtract from these rules and to make specific exceptions thereto. The Rules and Regulations set forth herein are intended to supplement the provisions of the Lease; in the event that any of the provisions of the Rules and Regulations conflict with the provisions of the Lease, the provisions of the Lease shall govern.

EXHIBIT C

COMMENCEMENT AND EXPIRATION DATE DECLARATION

THIS COMMENCEMENT AND EXPIRATION DATE DECLARATION, made this day        of                          , 2018, by and between CELEBRATION POINTE OFFICE PARTNERS II, LLC, a Florida limited liability company (herein “Landlord”), and SHARPSPRING TECHNOLOGIES, INC., a Florida corporation (herein “Tenant”).
W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain office lease dated , 2018 (the “Lease”), for certain property located at Celebration Pointe, in Gainesville, Alachua County, Florida; and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to the commencement of the Term of the Lease, among other things.

NOW, THEREFORE, Landlord and Tenant agree as follows (all capitalized terms shall have the same meanings herein as are attributed to such terms in the Lease):

1.  The Term of the Lease commenced on                      ..

2.  The Initial Term of the Lease shall expire on                      ..

3.  Tenant has Two (2) option of Five (5) years.

4.  The Commencement Date for purposes of paying rent under the Lease is.

5.  As of the Commencement Date, Usable Area of the Premises:                 square feet.

6.  As of the Commencement Date, Rentable Area of the Premises including load factor of 12% on third (3rd) floor and 9% on fourth (4th) floor:
               square feet.

7.  Rentable Area of Building 5001:                square feet.

8.  The final space plan of the Premises, which depicts the portion of the Premises that is under the exclusive control of Tenant as well as any shared space, is attached hereto as Exhibit “A”. It is hereby added as Exhibit A-3 to the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have signed and sealed this Commencement and Expiration Date Declaration as of the day and year first above written.

LANDLORD:

CELEBRATION POINTE OFFICE PARTNERS II,
LLC, a Florida limited liability company

By: SHD-CELEBRATION POINTE, LLC,
a Florida limited liability company, Manager

By:_____________________________________
Name: Svein Dyrkolbotn
Title: Manager

TENANT:

SHARPSPRING TECHNOLOGIES, INC.,
a Florida corporation

By: Edward Lawton
CFO

EXHIBIT D

INTENTIONALLY DELETED

EXHIBIT E

DESCRIPTION OF LANDLORD’S WORK
(To Be Provided Prior to Execution of Lease)
  (“Turnkey Condition”)

EXHIBIT F

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT executed on the date(s) indicated on each acknowledgment, but to be effective as of                                 , 20           , among ____________________________, (hereinafter referred to as "Lender"), ________________________, a _________________________ (hereinafter referred to as "Tenant"), and _______, (hereinafter referred to as "Landlord").

S T A T E M E N T              O F           B A C K G R O U N D

Landlord and Tenant's predecessor in interest entered into that certain lease (hereinafter referred to as the "Lease") dated , 20 , executed by Landlord and Tenants, relating to the premises described therein (hereinafter referred to as the "Premises") and being part of the Property (as hereinafter described). Lender has made or has committed to make a loan to Landlord in the approximate principal amount of $ secured by a deed of trust, mortgage or security deed (hereinafter referred to as the "Mortgage") and an assignment of leases and rents from Landlord to Lender covering certain property described in Exhibit A attached hereto and by this reference made a part hereof (the "Property") including the Premises. Tenant has agreed that the Lease shall be subject and subordinate to the Mortgage held by Lender, provided Tenant is assured of continued occupancy of the Premises under the terms of the Lease;

S T A T E M E N T                  O F                    A G R E E M E N T

For and in consideration of the mutual covenants herein contained, the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything in the Lease to the contrary, it is hereby agreed as follows:

ARTICLE II Lender, Tenant and Landlord do hereby covenant and agree that the Lease with all rights, options (including options to acquire or lease all or any part of the Premises), liens and charges created thereby, is and shall continue to be subject and subordinate in all respects to the Mortgage and to any renewals, modifications, consolidations, replacements and extensions thereof and to all advancements made thereunder.

ARTICLE III Lender does hereby agree with Tenant that, in the event Lender becomes the owner of the Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, so long as Tenant complies with and performs its obligations under the Lease, (a) the Lease shall continue in full force and effect as a direct Lease between the succeeding owner of the Property and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease together with any extensions thereof, and Lender will not disturb the possession of Tenant, and (b) the Premises shall be subject to the Lease and Lender shall recognize Tenant as the tenant of the Premises for the remainder of the term of the Lease together with any extensions thereof in accordance with the provisions thereof; provided, however, that Lender shall not be subject to any claims, offsets or defenses which Tenant might have against any prior landlord (including Landlord) nor shall Lender be liable for any act or omission of any prior landlord (including Landlord), nor shall Lender be bound by any rent or additional rent which Tenant might have paid for more than the then current month or any security deposit or other prepaid charge paid to any prior landlord (including Landlord) nor shall it be bound by any amendment or modification of the Lease made without its written consent to the extent that such consent is required by the Mortgage. Nothing contained herein shall prevent Lender from naming Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Mortgage to the extent necessary under applicable Law in order for Lender to avail itself of and complete the foreclosure or other remedy; provided, however, that such foreclosure shall be subject to the Lease as affected by this Agreement.

ARTICLE IV Tenant does hereby agree with Lender that, in the event Lender becomes the owner of the Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, then Tenant shall attorn to and recognize Lender as the landlord under the Lease for the remainder of the term and any renewals thereof, and Tenant shall perform and observe its obligations thereunder, subject only to the terms and conditions of the Lease. Tenant further covenants and agrees to execute and deliver upon request of Lender an appropriate agreement of attornment to Lender and any subsequent titleholder of the Premises.

ARTICLE V Tenant acknowledges that Landlord will execute and deliver to Lender an assignment of the Lease as security for said loan, and Tenant hereby expressly consents to such assignment. Tenant agrees to notify Lender of any default(s) by Landlord under the Lease of which Tenant provides written notice to Landlord in accordance with the Lease; Lender shall have the same right to cure such default(s) as is provided to Landlord under the Lease.

ARTICLE VI If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

ARTICLE VII This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE VIII  Lender shall not, either by virtue of the Mortgage, the Assignment of Leases or this Agreement, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the interest of Landlord in the Premises, by foreclosure or otherwise, and then such liability or obligation of Lender under the Lease shall extend only to those liability or obligations accruing subsequent to the date that Lender has acquired the interest of Landlord in the Premises as modified by the terms of this Agreement.

ARTICLE IX  Any and all notices, elections, approvals, consents, demands, requests and responses thereto ("Communications") permitted or required to be given under this Agreement shall be in writing and shall be deemed to have been properly given and shall be effective upon the earlier of receipt thereof or deposit thereof in the United States mail, postage prepaid, certified with return receipt requested, to the other party at the address of such other party set forth hereinbelow or at such other address within the continental United States as such other party may designate by notice specifically designated as a notice of change of address and given in accordance herewith; provided, however, that the time period in which a response to any Communication must be given shall commence on the date of receipt thereof; and provided further that no notice of change of address shall be effective with respect to Communications sent prior to the time of receipt thereof. Any notice, if given to Lender, must be addressed as follows, subject to change as provided hereinabove:

Lender:

with a copy to:

and, if given to Tenant, must be addressed as follows, subject to change as provided hereinabove:

_______________________
_______________________
_______________________
_______________________

and, if given to Landlord, must be addressed as follows, subject to change as provided hereinabove:

_______________________
_______________________
_______________________
_______________________

ARTICLE X This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors-in-title and assigns. When used herein, the term "landlord" refers to Landlord and to any successor to the interest of Landlord under the Lease.

ARTICLE XI This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument, for the same effect as if all parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

[SIGNATURE PAGE FOLLOWS]

EXECUTED to be effective as of the date first written above.

LENDER:

Date	By:
Name:
Title:

STATE OF	§
§
COUNTY OF	§

This instrument was ACKNOWLEDGED before me on ____________________ by _____________________________, as ______________________ of _________________________, a ______________________ state-chartered bank, on behalof said bank.

[ S E A L ]
Notary Public, State of _______________________________

My Commission Expires:

(Printed Name of Notary Public)

TENANT:

a

By:
Name: ____________________________
Title: _____________________________

(CORPORATE SEAL)

STATE OF _________________         §
                                                              §
COUNTY OF ________________      §

This instrument was ACKNOWLEDGED before me on                                                                                   by _____________, as ______________ of ______________, a __________________, on behalf of said ________________________.

[ S E A L ]
Notary Public, State of ______________

My Commission Expires:

(Printed Name of Notary Public)

LANDLORD:

a

By:
Name: ____________________________
Title: _____________________________

STATE OF _________________         §
                                                              §
COUNTY OF ________________      §

This instrument was ACKNOWLEDGED before me on                                                                                   by _____________, as ______________ of ______________, a __________________, on behalf of said ________________________.

[ S E A L ]
Notary Public, State of ______________

My Commission Expires:

(Printed Name of Notary Public)